UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NCI BUILDING SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how much it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

January 25, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NCI Building Systems, Inc. to be held at 10:00 a.m. on Thursday, March 6, 2008, at the NCI Conference Center located at 7313 Fairview, Houston, Texas. At this meeting you will be asked to:

(1)	Elect three directors to serve until the Annual Meeting of Stockholders to be held in 2011;

(2)	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008; and

(3)	Transact any other business that may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

It is important that your shares be represented at the Annual Meeting. Therefore, whether or not you expect to attend in person, please sign and date the enclosed proxy and return it in the enclosed envelope or submit your proxy using the telephone or Internet procedures that may be provided to you at your earliest convenience. Please note that using any of these methods will not prevent you from attending the meeting and voting in person.

Very truly yours,

Norman C. Chambers

Chairman of the Board, President

    and Chief Executive Officer

NCI BUILDING SYSTEMS, INC.

10943 North Sam Houston Parkway West

Houston, Texas 77064

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 6, 2008

The Annual Meeting of Stockholders of NCI Building Systems, Inc. will be held at the NCI Conference Center located at 7313 Fairview, Houston, Texas, on Thursday, March 6, 2008, at 10:00 a.m. The Annual Meeting of Stockholders will be held for the following purposes:

1.	The election of three directors to serve until the Annual Meeting of Stockholders to be held in 2011;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008; and

4.	The transaction of any other business that may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

Only stockholders of record at the close of business on January 8, 2008 are entitled to notice of, and to vote at, the meeting or any reconvened meeting following any adjournment or postponement thereof.

We believe that it is desirable that as large a proportion as possible of the stockholders’ interests be represented at our Annual Meeting. Whether or not you plan to attend our Annual Meeting, we request that you properly date and sign the enclosed form of proxy and promptly return it to us using the enclosed addressed and stamped envelope or submit your proxy using the telephone or Internet procedures that may be provided to you. If you are present at the meeting and wish to do so, you may revoke the proxy and vote in person. If, however, you hold your shares through a nominee or broker, you must obtain a signed proxy from the broker in order to be able to vote in person.

By order of the Board of Directors,

Todd R. Moore

Executive Vice President, General Counsel and

    Secretary

Houston, Texas

January 25, 2008

Important Notice Regarding the Availability of

Proxy Materials for the Annual Stockholder Meeting to be Held March 6, 2008

The proxy statement and annual report to shareholders are available at www.ncilp.com/proxy.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 6, 2008

i

ii

NCI BUILDING SYSTEMS, INC.

10943 North Sam Houston Parkway West

Houston, Texas 77064

(281) 897-7788

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 6, 2008

This proxy statement is furnished to stockholders of NCI Building Systems, Inc. in connection with the solicitation of proxies to be used at our Annual Meeting of Stockholders to be held Thursday, March 6, 2008. Your proxy in the form enclosed will be voted at the meeting if properly executed by you, returned to us and not revoked by you before the Annual Meeting. If you give a proxy on the enclosed form, or by telephone or the Internet, you may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of NCI, by delivering a later dated proxy or by attending the Annual Meeting, withdrawing your proxy and voting your shares personally. Your attendance at the Annual Meeting will not constitute automatic revocation of your proxy. If you hold your shares through a nominee or broker, you must obtain a signed proxy from the broker in order to be able to vote in person.

We are first sending this proxy statement and the enclosed proxy form to stockholders on or about January 25, 2008.

ACTION TO BE TAKEN AT ANNUAL MEETING

When you have appropriately specified how your proxy should be voted, the proxy will be voted accordingly. Unless you otherwise specify in your proxy, your proxy will be voted (1) FOR the election as directors of the nominees listed under “Election of Directors”; (2) FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2008; and (3) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the Annual Meeting. Our board of directors is not currently aware of any other such matter or business.

PERSONS MAKING THE SOLICITATION

Our board of directors is soliciting the accompanying proxy. We will bear the entire cost of soliciting proxies and no other person or persons will bear those costs either directly or indirectly. Our transfer agent, Computershare Investor Services, Inc., will assist in the solicitation of proxies from stockholders at a fee of approximately $3,000 plus reimbursement of reasonable out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and email by our directors, officers and employees, none of whom will receive additional compensation. We will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

OUTSTANDING CAPITAL STOCK

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is January 8, 2008. At the close of business on that date we had 19,747,019 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting.

The following table sets forth, as of January 2, 2008 (the “Ownership Date”), the number of shares of common stock beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of common stock, (2) each director and nominee for director, (3) each of our executive officers identified under the caption “Executive Compensation” and (4) all directors, director nominees and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to the common stock.

	Beneficial Ownership (1)
Name of Beneficial Owner or Group	Number of Shares	Percent
FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	2,362,950	11.97%
Lord, Abbett & Co. LLC (2) 90 Hudson Street Jersey City, NJ 07302	2,150,151	10.89%
Norman C. Chambers (4)	240,608	1.22%
A. R. Ginn (3)(4)	233,435	1.18%
Kelly R. Ginn (4)	97,611	*
Mark W. Dobbins (4)	65,578	*
William D. Breedlove (4)	31,182	*
Gary L. Forbes (4)	30,182	*
George Martinez (4)	29,253	*
Frances Powell Hawes (4)	29,041	*
Kenneth W. Maddox (4)	22,691	*
John K. Sterling (4)	21,598	*
W. Bernard Pieper (4)	18,331	*
Max L. Lukens (4)	8,366	*
Philip J. Hawk (4)	6,690	*
Larry D. Edwards (4)	1,500	*
Ed L. Phipps (4)	1,500	*
All directors and executive officers as a group (22 persons) (5)	981,590	4.97%

*	Less than 1%.

(1)

Includes shares beneficially owned by the listed persons, including shares owned under our 401(k) Profit Sharing Plan. If a person has the right to acquire beneficial ownership of any shares by exercise of options previously granted within 60 days after the Ownership Date, those shares are deemed beneficially owned by that person as of the Ownership Date and are deemed to be outstanding solely for the purpose of determining the percentage of the common stock that he or she owns. Those shares are not included in the computations for any other person.

(2)	This information is based solely on the most recent filings made by such beneficial owners with the SEC on Schedule 13G or 13G/A.

(3)

Mr. A.R. Ginn resigned as Chief Executive Officer of NCI on December 31, 2006, at which time Mr. Chambers was appointed Chief Executive Officer. Mr. A.R. Ginn retired as Chairman of the Board effective December 31, 2007, at which time Mr. Chambers was appointed to such position.

(4)

The number of shares of common stock beneficially owned by each person includes options exercisable on the Ownership Date or within 60 days after the Ownership Date and excludes options not exercisable within 60 days after the Ownership Date. The number of shares of common stock beneficially owned by each person also includes unvested shares of restricted stock. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options (1)
	Exercisable	Not Exercisable	Unvested Restricted Stock
Norman C. Chambers	101,500	50,000	107,029
Kelly R. Ginn (2)	9,916	—	67,327
Mark W. Dobbins	29,382	2,493	32,870
A. R. Ginn	98,088	—	25,629
Frances Powell Hawes	6,250	6,250	10,853
Kenneth W. Maddox	1,059	—	9,429
John K. Sterling	—	—	3,864
William D. Breedlove	14,431	—	3,783
Gary L. Forbes	14,431	—	3,783
W. Bernard Pieper	—	—	3,783
Max. L. Lukens	3,000	—	3,678
Philip J. Hawk	2,250	750	3,575
George Martinez	5,816	1,039	3,158
Larry D. Edwards	—	—	1,500
Ed L. Phipps	—	—	1,500

(1)

As with the officers and directors listed individually, the number of shares of common stock beneficially owned by each person includes options exercisable on the Ownership Date or within 60 days after the Ownership Date and excludes options not exercisable within 60 days after the Ownership Date.

(2)

Includes 9,357 shares of common stock held by five trusts for the benefit of Mr. Kelly Ginn’s two children and three nieces and nephews, of which trusts Mr. Kelly Ginn is the trustee and may be deemed to share voting and investment power. Mr. Kelly Ginn disclaims beneficial ownership of those shares.

(5)

The number of shares of common stock beneficially owned by each person and officer as a group includes beneficial ownership of the additional officers listed in the table below. As with the officers and directors listed individually, the number of shares of common stock beneficially owned by each person includes options exercisable on the Ownership Date or within 60 days after the Ownership Date and excludes options not exercisable within 60 days after the Ownership Date. The number of shares of common stock beneficially owned by each person also includes unvested shares of restricted stock. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options
	Exercisable	Not Exercisable	Unvested Restricted Stock
Eric R. Brown	4,540	4,579	7,452
Charles W. Dickinson	9,389	2,493	32,870
Keith E. Fischer	26,408	2,493	7,870
Mark T. Golladay	—	—	2,249
Mark E. Johnson	—	—	9,452
Todd R. Moore	8,365	2,079	7,452
Bradley Robeson	1,972	1,060	7,452

QUORUM AND VOTING

The presence in person or by proxy of the holders of a majority of the outstanding shares of the common stock is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. Those nominees receiving a plurality of all of the votes cast at the Annual Meeting shall be elected to our board of directors. Except where other provision is made by law, our Restated Certificate of Incorporation or our By-Laws, all other matters, including the ratification of the appointment of our independent registered public accountants, shall be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the matter, a quorum being present.

Abstentions are counted for the purpose of determining the presence of a quorum and have the same effect as a negative vote on matters other than the election of directors. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. The New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on such a proposal. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum, but will have no effect on the vote on the any matter.

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and By-Laws provide that the number of directors on our board shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors. The number of members constituting our board of directors is currently fixed at ten.

In accordance with our Restated Certificate of Incorporation and By-Laws, our board of directors is divided into three classes, as nearly equal in number as reasonably possible, and members are elected for a term of office expiring at the third succeeding annual stockholders’ meeting following their election to office or until a successor is duly elected and qualified. Under our By-Laws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen hold office until the Annual Meeting of Stockholders at which the term of office of the class to which the director has been elected expires. Effective January 1, 2008, our board of directors adopted a resolution fixing the number of directors at ten, and elected Larry D. Edwards and Ed L. Phipps as Class I directors to fill the vacancy created by the retirement of our former Chairman, A.R. Ginn, and to fill one newly created directorship. The terms of office of each of the Class III directors expire at this Annual Meeting and the terms of office of each of the Class I and Class II directors expire at the Annual Meeting in 2009 and 2010, respectively.

Three Class III directors are to be elected at the Annual Meeting for a term expiring at the Annual Meeting to be held in 2011, or until their respective successors are duly elected and qualified. If, at the time of or prior to our Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by our board of directors. Our board of directors has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.

Set forth below is information concerning the persons nominated for election as directors.

Our board of directors recommends a vote FOR the election of these nominees.

Nominees For Election As Director

Class III Nominees For Election As Directors Who Serve Until The Annual Meeting To Be Held In 2011:

Norman C. Chambers

Norman C. Chambers, age 58, has served as our President and Chief Executive Officer since January 2007 and served as our President and Chief Operating Officer from April 2004 to January 2007 and as one of our directors since May 2003. Mr. Chambers serves on the Executive Committee of our board of directors. Mr. Chambers was a director and President of Comfort Systems USA, Inc., a provider of heating, ventilation and air conditioning services, from November 2002 until April 2004 and also served as Chief Operating Officer from February 2003 until April 2004. From November 2001 to October 2002, Mr. Chambers was Chief Operating Officer of Capstone Turbine Corporation, a distributive generation technology company. From April 2000 to September 2001, Mr. Chambers served as President and Chief Executive Officer of Petrocosm Corporation, a privately held e-commerce business serving the energy industry. From June 1985 to April 2000, Mr. Chambers served in various executive positions with Halliburton Company, a provider of energy services and related engineering and construction services, and its subsidiaries. Mr. Chambers has over twenty-five years of experience in the engineering and construction industry.

William D. Breedlove

William D. Breedlove, age 68, has served as one of our directors since March 1992. Mr. Breedlove serves on the Nominating and Corporate Governance Committee and is the Chairman of the Compensation Committee of our board of directors. Mr. Breedlove served as Vice Chairman of Hoak Breedlove Wesneski & Co. (“HBW”), an investment banking firm, from August 1996 until his retirement in July 2004. Mr. Breedlove held senior management positions in commercial and merchant banking for over 30 years. Prior to HBW’s formation in 1996, Mr. Breedlove was chairman, managing director and co-founder of Breedlove Wesneski & Co., a private merchant banking firm. From 1984 to 1989, Mr. Breedlove also served as president and director of Equus Capital Corporation, the corporate general partner of three public and private limited partnerships, which operated as management of leveraged buyout funds. Mr. Breedlove’s experience also includes 22 years at First National Bank in Dallas, the last three years of which he served as chairman and chief executive officer of the lead bank and vice chairman of InterFirst Corporation. Mr. Breedlove is also a director of Integrated Security Systems, Inc. and four private companies. He has previously served as director of several other publicly-held companies, including InterFirst Corporation, Texas Oil and Gas Corporation, Dillard’s Department Stores, Local Financial Corporation, and Cronus Industries, Inc. Mr. Breedlove received his B.B.A. degree in finance and banking from the University of Texas at Austin.

Philip J. Hawk

Philip J. Hawk, age 54, has served as one of our directors since July 2004. Mr. Hawk serves on the Audit Committee and the Compensation Committee of our board of directors. Mr. Hawk has been the Chairman of the Board of Directors and Chief Executive Officer of Team, Inc., a leading provider of specialty contracting and maintenance services to the process, power and heavy manufacturing industries, since November 1998. From 1993 to 1998, Mr. Hawk held the position of President and Chief Executive Officer of EOTT Energy Partners, L.P., an energy marketing and service company.

Directors Remaining In Office

Class I Directors Who Serve Until The Annual Meeting To Be Held In 2009:

Larry D. Edwards

Mr. Edwards, age 58, is the Chairman of the Board of Global Power Equipment Group, a company engaged in design, engineering and fabrication of equipment for gas turbine power plants and power-related equipment for industrial operations (“GPEG”). Mr. Edwards served as the President and Chief Executive Officer of GPEG from June 1998 through October 2003. He was appointed to also serve as President again in February 2004 through December 2004, but remained as CEO until his retirement in June 2005. Mr. Edwards was appointed to serve again as President and CEO from May 2006 through November 2006. Mr. Edwards also served as the CEO of GPEG’s predecessor company, Global Energy Equipment Group, Inc., from June 1998 until the Company’s initial public offering in May 2001. Mr. Edwards currently serves as a director of several U.S. subsidiaries of New Flyer Industries, Inc., a Canadian manufacturer of urban transit buses for North America. From February 1994 until June 1998, Mr. Edwards served as the president of Jason Incorporated’s power generation division. From 1976 until 1994, Mr. Edwards held various positions with Braden Manufacturing, including those of vice president of operations, general manager and president. Mr. Edwards earned a B.S. in Industrial Engineering and Management from Oklahoma State University and an M.B.A. with honors from Oklahoma City University. Mr. Edwards has been a director of GPEG and its predecessor since 1998 and was appointed chairman of the board in October 2003. GPEG filed for protection under Chapter 11 of the U.S. Bankruptcy Code in September 2006.

Ed L. Phipps

Mr. Phipps, age 56, served as President and Chief Executive Officer of Balfour Beatty Construction, Inc., a heavy civil construction contractor, from 2004 until his retirement in 2007. Balfour Beatty Rail, Inc. also reported to Mr. Phipps from 2005 until his retirement. From 2000 to 2003, Mr. Phipps served as President of shipyards held by Atlantic Marine Holding Company. He was President of the Atlantic Marine-Mobile Shipyard from 2000 to 2003 and also President of the Alabama Shipyard from 2001 to 2003. From 1999 to 2000, Mr. Phipps was a manufacturing and corporate equity investment consultant for Meshekow Oil Recovery Corporation, and from 1993 to 1999 he served as Vice President of both Manufacturing and Equipment Products Operation of Halliburton Energy Services, a company that provides products and services for oil and gas exploration, development and production. Mr. Phipps has also served as an Advisory Board Member for SPM Flow Control, Inc. from 1999 to 2007. In 2007, he also began serving as an Advisory Board Member for Carter Group L.L.C and as a director for the Alabama Institute for the Deaf and Blind. From 1973 to 1993, Mr. Phipps held various executive positions at General Electric.

W. Bernard Pieper

Mr. Pieper, age 75, has served as one of our directors since December 2000. Mr. Pieper serves on the Compensation Committee and is the Chairman of the Nominating and Corporate Governance Committee of our board of directors. Mr. Pieper, now retired, is a private investor who completed his second term as a member of the Board of Trustees of Rice University in Houston, Texas, in May 2004. Mr. Pieper served as a member of the Board of Trustees of Rice University since 1996. Since 2000, he has served on various other boards and committees of Rice University. From 1957 until 1992, Mr. Pieper was employed by Brown & Root. From 1992 until 1996, Mr. Pieper was employed as Vice Chairman of Halliburton Company, a provider of energy services and related engineering and construction services, during the last two years of which he also served as Chief Operating Officer.

John K. Sterling

John K. Sterling, age 63, has served as one of our directors since October 2004. Mr. Sterling serves on the Nominating and Corporate Governance Committee and the Compensation Committee of our board of directors. Since April 2006, Mr. Sterling has been Executive Vice President—Corporate Development of Verticus, Inc., a privately-held investment firm. From May 2004 until its sale in March 2006, Mr. Sterling was Executive Vice President—Corporate Development of Global 360, Inc., a provider of enterprise-wide, business process management and analytics software solutions. Previously, he practiced corporate, securities and mergers and acquisitions law for 36 years with Gardere Wynne Sewell, LLP, where he was a general partner from 1975 through his retirement from the firm in May 2004 and then served in an of-counsel role to Gardere until October 2004.

Class II Directors Who Serve Until The Annual Meeting To Be Held In 2010:

Gary L. Forbes

Mr. Forbes, age 63, has served as one of our directors since December 1991. Mr. Forbes serves on the Executive Committee and Compensation Committee and is the Chairman of the Audit Committee of our board of directors. In addition, Mr. Forbes is our designated audit committee financial expert. Mr. Forbes has been a Senior Vice President of Equus Total Return, Inc., an investment company, since November 1991. Mr. Forbes is also a director of Consolidated Graphics, Inc., a commercial printing company and Carriage Services, Inc., a death-care services company. Mr. Forbes is a certified public accountant.

Max L. Lukens

Mr. Lukens, age 59, has served as one of our directors since May 2003. Mr. Lukens serves on the Audit Committee and the Nominating and Corporate Governance Committee of our board of directors. Mr. Lukens was the Chief Executive Officer and President of Stewart & Stevenson Services, Inc., a corporation primarily engaged in the custom fabrication of engine-driven products, from March 2004 until the company was sold in May 2006, and previously served as its Chairman of the Board, from December 2002 to March 2004, and Interim Chief Executive Officer and President, from September 2003 to March 2004. From 1981 to January 2000, Mr. Lukens was employed by Baker Hughes Incorporated, a company engaged in the oilfield and process industry segments and a manufacturer and provider of other products and services to industries that are not related to the oilfield or process industries. During the last two years of that period he served as Chairman of the Board, President and Chief Executive Officer. Mr. Lukens currently serves as a director of Westlake Chemical Corporation.

George Martinez

Mr. Martinez, age 66, has served as one of our directors since March 2003. He serves on the Audit Committee and the Nominating and Corporate Governance Committee of our board of directors. Mr. Martinez is Chief Executive Officer of Allegiance Bank Texas, a Houston commercial bank that opened for business in October 2007. He has been active as a bank executive in Houston for over 30 years and is the former Chairman of Sterling Bancshares, Inc., a publicly-traded bank holding company, having served as Chairman of the Board from 2001 to 2004. Mr. Martinez has served as President of Chrysalis Partners, LLC, a performance consulting firm, since 1999 and currently serves as Senior Partner of the firm. He serves his community on the board of directors and as Chairman of the Center for Houston’s Future.

MANAGEMENT

Our executive officers are as follows:

Name	Position
Norman C. Chambers	Chairman of the Board, President, Chief Executive Officer and Director
Frances Powell Hawes	Executive Vice President, Chief Financial Officer and Treasurer
Kelly R. Ginn	Executive Vice President of Operations
Kenneth W. Maddox	Executive Vice President, Administration
Charles W. Dickinson	President of Metal Components Division
Mark W. Dobbins	President of Engineered Building Systems Division
Bradley D. Robeson	President of Metal Coil Coating Division
Keith E. Fischer	President of all Robertson-Ceco Divisions
Todd R. Moore	Executive Vice President, General Counsel and Secretary
Eric J. Brown	Executive Vice President and Chief Information Officer
Mark E. Johnson	Executive Vice President, Controller and Chief Accounting Officer
Mark T. Golladay	Vice President, Strategic Planning, Mergers and Acquisitions

Executive Officers:

Information concerning the business experience of Mr. Norman C. Chambers is provided under the section titled “Election of Directors.”

Frances Powell Hawes, age 53, has served as Executive Vice President, Chief Financial Officer and Treasurer since February 14, 2005. From 2003 to 2005, she served as a financial advisor to London Merchant Securities PLC, a real estate and investment company, and she has an extensive finance background with publicly held companies, including NYSE-traded Grant Prideco, Inc., a manufacturer of engineered tubular products for the energy industry, and Weatherford International, Inc., an oilfield services company. From 2000 to 2001, she was Chief Financial Officer and Treasurer at Grant Prideco and helped lead that company’s 100% public spin-off from Weatherford in 2000. Prior to the spin-off, Ms. Hawes was Vice President, Accounting and Controller of Weatherford, having advanced through a number of positions of increasing responsibility at Weatherford since joining the company in 1986. Ms. Hawes has also previously been CFO, Controller or in other finance positions for several privately held companies.

Kelly R. Ginn, age 47, has served as Executive Vice President of Operations since December 2006. Mr. Kelly Ginn served as President and Chief Operating Officer of the Metal Components Division from October 2000 until December 2006. Mr. Kelly Ginn served as Vice President, Manufacturing of the Metal Components Division from May 1998 until October 2000. Before joining NCI in 1998, Mr. Kelly Ginn served as Vice President of Manufacturing of MBCI for over seven years. Mr. Kelly Ginn has over 26 years of experience in the metal building and components industry. Mr. Kelly Ginn is the son of A.R. Ginn, the former Chairman of the Board.

Kenneth W. Maddox, age 60, has served as Executive Vice President, Administration since December 1998, Executive Vice President, Administration of all NCI divisions since July 2001 and as Vice President and Chief Financial Officer of the Metal Components Division and the Metal Coatings Division from May 1998 until July

2001. Mr. Maddox served as one of our directors from May 1998 until July 2000 and from May 1998 until December 1998, he served as our Vice President. Before joining NCI, Mr. Maddox served as the Chief Financial Officer and Treasurer of MBCI from 1980 until May 1998.

Charles W. Dickinson, age 56, has served as President of the Metal Components Division since December 2006. Mr. Dickinson served as Executive Vice President, Sales of the Metal Components Division and President of ABC Division from October 2000 until December 2006. Mr. Dickinson served as Vice President, Sales of the Metal Components Division from May 1998 until October 2000. Before joining NCI in 1998, Mr. Dickinson served as Vice President of Sales of MBCI for over ten years. Mr. Dickinson has over 26 years of experience in the metal building and components industry.

Mark W. Dobbins, age 49, has served as President of the Engineered Building Systems Division since September 2006. Mr. Dobbins served as Vice President, Operations of the Metal Components Division from October 2000 until September 2006. Mr. Dobbins served as President of the American Building Components Division from January 2000 until October 2000. During 1999, he served as the Senior General Manager of Manufacturing of the Metal Components Division. Before joining NCI in 1998, Mr. Dobbins was employed by MBCI for over 10 years. Mr. Dobbins has over 18 years of experience in the metal components industry.

Bradley D. Robeson, age 45, has served as President of the Metal Coil Coating Division since February 2006. Mr. Robeson served as the Vice President of Operations of the Metal Coaters Division from October 2005 until February 2006. From February 2001 until October 2005, Mr. Robeson served as Vice President and General Manager of Metal Prep, a Metal Coaters Division entity. From March 1996 until February 2001, Mr. Robeson served as Plant Manager for the NCILP Buildings Division. Prior to March 1996, Mr. Robeson served in various managerial positions with component companies ultimately acquired by NCI. Mr. Robeson has over 18 years industry experience.

Keith E. Fischer, age 52, has served as President of all Robertson-Ceco Divisions since September 2006. Mr. Fischer served as Executive Vice President, Sales and Marketing of the NCILP Buildings Division and President of the Metallic Metal Building Division from April 2002 until September 2006. Before joining NCI in April 2002, Mr. Fischer was employed by American Buildings Company, a metal building manufacturer that is now a division of Nucor Corporation, for over seven years, during the last two years of which he served as President. Mr. Fischer is a registered professional engineer. Mr. Fischer has over 29 years of experience in the metal building industry.

Todd R. Moore, age 48, has served as our Executive Vice President and General Counsel since December 2007 and as our Vice President and General Counsel since March 2003. Mr. Moore has served as a Vice President and General Counsel of all NCI divisions since January 1999 and as our Corporate Secretary since March 2005. Before joining NCI in January 1999, Mr. Moore was employed by Gardere Wynne Sewell LLP, a Dallas law firm, for over nine years, during the last two years of which he was a partner.

Eric J. Brown, age 50, has served as our Executive Vice President and Chief Information Officer since December 2007 and Vice President and Chief Information Officer since June 2004. Before joining NCI, Mr. Brown was Chief Information Officer of the Punahou School in Honolulu, Hawaii from 2002 until he joined NCI. From 2000 to 2002, Mr. Brown was Chief Information Officer of Petrocosm Corporation. From 1992 to 2000, Mr. Brown was a Director at KPMG Consulting LLC.

Mark E. Johnson, age 41, has served as our Chief Accounting Officer since August 2006, as our Executive Vice President and Controller since December 2007 and as our Vice President and Controller since February 2006. Before joining NCI in February 2006, Mr. Johnson was employed by Vector ESP, Inc., a company providing information technology services, where he served as a Corporate Controller from 2000 to 2003 and Chief Financial Officer and Senior Vice President from 2002 to August 2005, when the company was acquired. From 1989 to 2000, Mr. Johnson was employed by Ernst & Young LLP.

Mark T. Golladay, age 45, has served as our Vice President of Strategic Management, Mergers and Acquisitions since December 2007 and as our Vice President of Corporate Purchasing since March 2006. Before joining NCI, Mr. Golladay was employed by Butler Manufacturing Company, a company that produces metal building systems and architectural products for the non-residential construction market, where he served as Finance Director for Butler Europe from 1999 to 2002, Director of Business Development from 2002 to 2003, Finance Director for Butler De Mexico from 2003 to 2004, and Managing Director for Butler De Mexico from 2004 to 2006.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of NCI’s Compensation Program

NCI believes that the quality, skill and dedication of its executive officers are critical factors affecting the long-term success of the Company. Our key compensation goals are to attract and retain exceptional executives, to reward past performance and provide incentives for future performance, and to align executives’ long-term interests with the interests of our shareholders.

NCI operates in an intensely competitive industry and has experienced challenges caused by volatility in the price of steel, industry cyclicality and seasonality, fluctuations in demand and general economic conditions affecting the construction industry. We use a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to NCI’s long-range, strategic business goals. We believe that the generational changes and potential mobility currently available to employees are challenges to retention that both long- and short-term incentives can address. Long-term incentives balance the emphasis on long-term versus short-term business objectives and reinforce that one should not be achieved at the expense of the other. We believe that long-term incentive compensation helps to further NCI’s compensation objectives, including the retention of high-performing, experienced executives whose interests are strongly aligned with the interests of shareholders. The combination of performance components and vesting over time help to ensure that the value received by executives depends on strong Company performance over time.

Elements of Executive Compensation

The principal elements of compensation provided to executives historically have consisted of a base salary supplemented with the opportunity to earn a bonus under NCI’s annual cash bonus program (the “Bonus Program”) and long-term incentive compensation in the form of stock options and restricted stock under NCI’s 2003 Long-Term Stock Incentive Plan (the “Incentive Plan”). We have also provided supplemental retirement benefits to certain of our executives and have adopted a deferred compensation program under which we may make matching and other contributions to participants’ accounts based on their deferrals and contributions to the Company’s 401(k) plan. We also provide limited perquisites that enhance our ability to be competitive in attracting and retaining talented executive officers and allow executive officers more time to focus on business objectives.

Determination and Administration of Compensation Programs and Amounts

Decisions regarding executive compensation are based primarily on the assessment of NCI’s compensation committee (the “Compensation Committee”) of each executive’s leadership and operational performance and potential to enhance long-term value to NCI’s shareholders. The Compensation Committee relies on its judgment and the judgment of our Chief Executive Officer about each individual in determining the number and combination of compensation elements and whether each payment or award appropriately encourages and rewards performance. Key factors affecting the Compensation Committee’s judgment include:

•	performance compared to the financial, operational and strategic goals established for NCI and the executive’s reporting unit at the beginning of the year;

•	the nature, scope and level of the executive’s responsibilities;

•	individual contribution to the Company’s financial results, particularly with respect to key measures such as cash flow, revenue, earnings and return on assets;

•	effectiveness in leading our initiatives to enhance quality and value provided to customers; and

•	individual contribution to a culture of honesty, integrity and compliance with our Code of Business Conduct and Ethics and applicable laws.

The Compensation Committee also considers each executive’s current salary and prior-year bonus, the appropriate balance between incentives for long-term and short-term performance, and internal “pay equity”—in other words, the relative differences among the compensation of the executive officers. In addition, the Compensation Committee periodically reviews tally sheets setting forth all components of the named executive officers’ compensation and, based on current service and under several potential severance and change-in-control scenarios, the total compensation and benefits potentially payable to each, including (1) estimated total retirement benefits, (2) current value of outstanding equity-based grants, (3) estimated payouts under long-term equity grants, (4) perquisites and other personal benefits, (5) current deferred compensation balances and accruals on the deferred amounts and (6) benefits payable under individual agreements with NCI.

Role of Management and Independent Advisors

The Compensation Committee meets regularly in separate executive sessions without management personnel present and also requests periodically that our officers or employees attend meetings. During 2007, Messrs. A.R. Ginn and Chambers and other senior executives attended some Compensation Committee meetings at its request to advise the committee regarding our performance and to recommend proposed modifications to our compensation and benefits. The Compensation Committee also relied to a certain extent on Messrs. A.R. Ginn’s and Chambers’ evaluations of other executive officers whose day-to-day performance is not as visible to the committee as that of Messrs. A.R. Ginn and Chambers.

In addition, the Compensation Committee’s charter provides it sole authority to retain advisors, including compensation consultants, which it engages periodically to provide insight into compensation trends and issues and to assist in developing and maintaining compensation practices in alignment with our compensation goals. During fiscal 2006, the Compensation Committee retained Pearl Meyer & Partners and Clark Consulting (collectively referred to as the “consultants”) to assist it in its review of our executive compensation program. Neither of the consultants advises our management or receives any other compensation from us. The consultants conducted a compensation study at the Compensation Committee’s request, and also made recommendations with respect to changes in our compensation programs as well as individual compensation levels for executive officers. While we believe that using outside consultants is an efficient way for us to keep current regarding competitive compensation practices, we do not believe that we should accord undue weight to the advice of outside professional advisors. Accordingly, while the compensation study provided useful background information for our decisions regarding NCI’s compensation programs, the Compensation Committee did not in all cases follow the consultants’ recommendations. We believe that changes in compensation programs and levels must be made in the context of our past compensation decisions, and that it is appropriate to observe whether the intended effects of the compensation programs are being achieved over time and take those observations into account with respect to future compensation decisions.

The compensation study included a review of NCI’s base salaries, bonus levels, equity compensation program and nonqualified retirement programs, comparing them to the compensation structures of companies in an industry peer group, as well as to benchmarking studies conducted by other compensation consultants. In addition, the study surveyed director compensation among the peer group. The peer group, which was selected with the assistance of Messrs. A.R. Ginn and Chambers, consisted of: American Standard Companies Inc., American Woodmark Corporation, Ameron International Corporation, Apogee Enterprises, Inc., Drew Industries, Inc., ElkCorp, Gibraltar Industries, Inc., Griffon Corporation, Lennox International Inc., Louisiana-Pacific Corporation, Masco Corporation, Ryland Group Inc., Simpson Manufacturing, Inc., Universal Forest Products, Inc., Weyerhaeuser Company and Worthington Industries Inc. The companies included in the peer group are companies that manufacture materials used in residential and commercial buildings, some of which are also included in the industry index against which the Company’s total stockholder return is compared in the stock performance chart included in our annual report to stockholders.

Base Salary

In establishing base salaries for our executives, we consider the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions as well as salaries paid to the executives’ peers within the Company and at companies within the peer group. In addition, the Compensation Committee reviews base salaries annually and makes adjustments, in light of experience and performance levels among executives as well as potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. Because the rate of any increase in base salary levels helps to provide incentives for continuous improvement in individual performance, we view individual factors as more significant than overall Company performance in a particular year when determining base salary levels. Base salary also provides the foundation for calculating other benefits such as annual cash bonus and matching under the deferred compensation plan, so the executive’s individual performance has a significant impact on both salary and the benefits derived from salary. In addition, we believe it is appropriate to set base salaries for our executives to be within a range near the median of its peer group, while avoiding rigid adherence to a narrow competitive target. This allows us to respond better to changing business conditions, manage salaries more evenly over a career, and minimize the potential for automatic ratcheting up of salaries that could occur with overemphasis on benchmarked companies.

The compensation study compared the Company to the peers based on comparative revenues because in the consultants’ views, revenue is the metric that is most closely correlated to base pay, but did not take into account incumbent performance levels of the benchmarked positions at the peer companies. In addition, the benchmark for Mr. Chambers’ position was modified because Mr. Chambers’ responsibilities were greater than those represented by the COO positions for the companies used in the benchmarking. The compensation study indicated that our existing base salaries were slightly below the median at the 40th percentile. In approving increases in annual base salary for our executive officers as part of the overall revision of our compensation program during 2006, we took into account the median salaries for companies in the peer group reviewed in the 2006 compensation study but we also considered the other factors discussed above and the impact of the Robertson-Ceco acquisition on our executive officers’ responsibilities. In December 2007, the Compensation Committee granted increases in base salaries for individual executive officers ranging from 3.75% to 11%. The Compensation Committee’s decision for all executives other than Mr. Chambers were based on Mr. Chambers’ recommendation. Base increases of 3.75% were intended to represent a cost of living increase. Increases greater than 3.75% reflected increased responsibilities of the executive and other merit and performance-based increases. The Compensation Committee increased Mr. Chambers’ base salary from $700,000 to $750,000, a 7% increase, to reflect his increased responsibilities as Chairman of the Board upon Mr. A.R. Ginn’s retirement.

Annual Bonus

Short-term annual cash incentive compensation is provided through our Bonus Program, under which annual cash bonuses are granted to executives to reward their contributions to our business during the year, and help to emphasize that contributions in any year have an impact on future years. Our Bonus Program is tied to the specific performance metrics of return on operating assets (“ROA”) and increase in earnings per share (“EPS Growth”) for the Company, which builds cooperation and allows all business units comparable visibility into the achievement of those goals. We believe that the Bonus Program allows us to provide base salaries to our management group near the median of comparable rates paid by other companies in exchange for generous bonuses when warranted by our performance. We also believe that EPS Growth as an additional bonus criterion for top management provides incentives to maximize stockholder value and growth, while ROA provides incentives to aggressively manage assets in relation to income and expenses. The calculations of ROA and EPS Growth generally exclude non-cash, non-recurring expenses. The Bonus Program provides that ROA is calculated by dividing (a) earnings before interest and taxes (“EBIT”) plus deferred financing costs and other approved nonrecurring expenses by (b) assets, excluding cash, deferred taxes and goodwill. We believe that the Bonus Program’s calculation of ROA rewards employees and management for the underlying operational performance of the Company, without regard to accounting requirements over which most employees have no control.

During fiscal 2007, executive-level participants were eligible for annual cash bonuses equal to a percentage of their respective base salaries, contingent upon our achievement of a minimum ROA or a minimum EPS Growth for the fiscal year. Under the Bonus Program, senior executives receive a bonus percentage of salary that is 1.5 times the percentage of salary for executives, while the Chairman and CEO receive a bonus percentage of salary that is 2.0 times the percentage of salary for executives. This reflects our belief that, as an executive becomes more senior, an increasing percentage of his or her total compensation should be tied to company performance. Under the Bonus Program as in effect for fiscal 2007, no bonuses would be paid unless either (i) ROA was at least 16% or (ii) EPS Growth was at least 10%. The percentage of base salary payable as a bonus increased proportionately with increases in the ROA and EPS Growth achieved.

There is no cap on the amount of an individual bonus. However, total bonuses for all employees may not exceed 15% of the Company’s adjusted pre-tax profit, calculated in accordance with the Bonus Program, before accrual for bonuses and before stock compensation expense under the Incentive Plan. The Bonus Plan provides for a minimum bonus pool of $2,850,000 for non-management employees, to be paid only if the Company’s adjusted pre-tax profit is equal to or greater than $36 million.

The following table illustrates the effects of varying levels of ROA and EPS Growth for executives:

EPS Growth	ROA	Percentage of Salary for Executives	Percentage of Salary for Senior Executives	Percentage of Salary for Mr. Ginn and Mr. Chambers
0%	10%	0.0%	0.0%	0.0%
0%	16%	15.0%	22.5%	30.0%
5%	16%	20.0%	30.0%	40.0%
10%	0%	0.0%	0.0%	0.0%
10%	5%	3.0%	4.5%	6.0%
10%	16%	25.0%	37.5%	50.0%
20%	25%	53.0%	79.5%	106.0%

In addition, middle management participants are eligible under the Bonus Program for cash bonuses equal to a percentage of their respective base salaries, depending on our achievement of a minimum 16% ROA for the fiscal year. For fiscal 2007, the Company achieved ROA of 21%, but zero EPS Growth and paid bonuses of 25.3%, 38% and 50.7% of base salary, to executives, senior executives and Messrs. A.R. Ginn and Chambers, respectively. For fiscal 2008, we have amended the Bonus Program to provide a minimum threshold ROA of 15%.

Long-Term Incentive Compensation

Our long-term incentive compensation is provided under the Incentive Plan, a shareholder-approved equity-based compensation plan that allows NCI to grant a variety of awards, including stock options, restricted stock, stock appreciation rights, performance share awards, phantom stock awards and performance-based and other cash awards.

We believe that equity awards must be sufficient in size to provide a strong, long-term performance and retention incentive for executives and to increase their vested interest in the Company. The value of the equity awards granted to executives is based on Company results and individual performance assessments. We believe that annual grants at a competitive level, along with significant vesting requirements, are effective rewards for long-term commitment. In addition, annual grants of equity reinforce ownership levels and alignment with shareholder interests.

Four-year Vesting Grants. NCI’s current practice is to make annual awards of restricted stock vesting over four years to executives and other senior management personnel. The total number of shares granted under this approach is substantially less than the number that would be required under an option program designed to deliver equivalent levels of compensation. However, the alternative of using options is retained under the Incentive Plan. We set grant levels for equity compensation at a level intended to bring such compensation levels to a total direct compensation level that was near the middle of the market for the peer group.

Each December, the Compensation Committee determines, based on the recommendations of the CEO for all executives other than himself, a target restricted stock award value for each executive. We believe that a portion of each senior executive’s total restricted stock award should be based on NCI’s performance. Accordingly, a portion of each senior executive’s target restricted stock award is a fixed amount and the remaining portion is contingent upon performance, as measured by the average rate of growth in NCI’s earnings per share over the trailing three fiscal years ended prior to the award date. We believe that the multi-year approach is appropriate in light of the cyclical nature of the building industry. However, in light of the fact that the hurdles in the company’s Bonus Program are sufficiently high that there have been in the past and are expected to be years in the future where no bonuses have been paid, we believe that it is important to provide at least a minimum long-term incentive award each year.

Target restricted stock awards for each of Messrs. A.R. Ginn and Chambers and Ms. Hawes are 50% fixed and 50% contingent, and for all other senior executives, restricted stock awards are 60% fixed and 40% contingent. The contingent portion of restricted stock awards may be adjusted to a maximum of 150% or decreased to zero, depending on the average growth rate in NCI’s earnings per share over the most recent three fiscal years. For fiscal 2007, a minimum “floor” average earnings per share growth for the preceding three year period of 5% was required to receive any of the contingent portion of the target award. If 5% growth were achieved, the executive would receive 15% of the contingent portion of the target award. The target payout of 100% of the contingent portion would be awarded if 35% earnings per share growth were achieved, and a maximum of 150% of the contingent portion of the target award would be made if 50% earnings per share growth were achieved, with incremental adjustments for intermediate results.

On the grant date, the number of shares awarded is equal to the dollar value approved in advance by the Compensation Committee (after adjustment with regard to the variable portion) divided by the closing price of our stock on the grant date. Restricted stock awards vest in four equal annual installments beginning on the first anniversary of the grant date, and total awards are subject to an annual limitation equal to 7% of the adjusted pre-tax profit (calculated as provided for under the amended Bonus Program) for the preceding fiscal year.

In determining the target value of equity-based awards, we considered the 2006 compensation study, the number of shares available for distribution under the program and the overall dilutive effect of the equity-based grants. We also considered the market overhang and burn rate resulting from equity compensation levels as compared to peers. In determining whether to make equity-based awards to executives, we also considered other factors, including an executive’s total compensation and current ownership stake in the Company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of an award would encourage the executive to remain with the Company and the value of the executive’s service to the Company. Taking into account those factors, we granted equity-based awards with a target value of $1 million for Mr. A.R. Ginn, $750,000 for Mr. Chambers and within a range from $175,000 to $250,000 for other executives for fiscal 2007. Based on three-year growth in earnings per share of 15%, the variable portion of all awards were made at a payout level of 32.50%. In December 2007, the Compensation Committee determined to increase Mr. Chambers’ target restricted stock award for fiscal 2008 to $800,000, to reflect his increased responsibilities as Chairman of the Board upon Mr. A.R. Ginn’s retirement.

Long-Term Restricted Stock Grants. We have awarded long-term restricted stock grants to certain of our executives whose contributions are particularly critical to the Company’s performance. These awards provide significant incentives to the executives to remain with us until retirement, and they further align the executives’ interests with those of our shareholders.

The following named executive officers have received special long-term restricted stock awards:

	Long-Term Restricted Stock Award
	Shares Granted	Date Granted	Vesting
A. R. Ginn	75,000	May 2004	January 2008
Norman C. Chambers	64,516	April 2004	Retirement at or after age 65
Kelly R. Ginn	54,526	August 2003	Retirement at or after age 65
Mark W. Dobbins	25,000	August 2004	Retirement at or after age 65

We recommended Mr. A.R. Ginn’s award in connection with a decision in 2004 to increase his overall compensation. Because of his potential to succeed to the role of CEO, we recommended the award to Mr. Chambers to align his interests with those of our shareholders and to provide an incentive for Mr. Chambers to remain in our employ until he retires. In addition to the awards described above, we have granted a long-term restricted stock award of 25,000 shares for another executive.

Non-compete covenants. The terms of both the four-year vesting and long-term restricted stock awards provide that grantees must comply with a covenant not to compete with us for five years immediately following the receipt of any vested shares under the award. If an executive breaches the covenant not to compete, he must either return all awarded shares to us, or, if he no longer owns them, pay us the current market value of the number of shares awarded under the agreement.

Timing of Equity Grants. Our policy provides for an annual grant of restricted stock on December 15th of each year, which is usually shortly after the release of our annual financial results to the public. We believe that the timing of such grants allows our financial results to be fully reflected in the market value of the NCI’s common stock on the date of grant, and lessens the possibility that there will be material nonpublic information that is not reflected in the market price of our common stock on the date of grant.

Retirement Benefits

In connection with the 2006 compensation study, we determined that our retirement benefits were not sufficiently competitive. Although some of our executives receive benefits through our supplemental retirement plan, and others have received long-term restricted stock grants, most executives had only the option of participating in our 401(k) plan. Because of limitations imposed by U.S. tax laws, Company matching under our 401(k) plan is of limited benefit to executives. In addition, our deferred compensation plan, which the board adopted at the beginning of fiscal 2006, did not provide matching contributions. Further, the majority of the peers in the compensation study have active supplemental executive retirement programs that replace an average of 47% of salary upon retirement. We believe that benefit programs that address the unique circumstances of executives in light of limitations imposed on benefits payable from qualified welfare, profit-sharing and retirement plans are critical in attracting and retaining quality executives.

Deferred Compensation Plan

Our deferred compensation plan allows our officers and key employees to defer up to 80% of their annual salaries and up to 90% of their bonuses, and allows NCI’s directors to defer up to 100% of their annual fees and meeting attendance fees, until a specified date in the future, including at or after retirement. Amounts deferred are deemed invested in one or more phantom investment funds and additional amounts are credited to participants’ accounts based on the hypothetical earnings of such investments.

The plan also permits us to make contributions on behalf of our executives affected by compensation limits under the federal tax laws governing NCI’s 401(k) plan. NCI will match between 4% and 6% of compensation in excess of those limits, depending on the Company’s performance (“Restoration Match”). In addition, the plan allows discretionary matching contributions to provide a supplemental retirement benefit to executives. For fiscal 2007, we determined to make discretionary matching contributions provided that NCI achieved ROA for fiscal

2007 of 26%, as calculated under the Bonus Program. If target ROA was achieved, we would match the percentage of an executive officer’s salary and bonus that he has voluntarily deferred under the plan, up to a maximum of 12.5%. Because our ROA calculated under the Bonus Program was less than 26%, no discretionary contribution was made for 2007. For fiscal 2008, we have determined to make discretionary contributions if ROA as calculated under the Bonus Program is 25%. Executives become vested in the Restoration Match in a manner consistent with the Company match in the NCI 401(k) plan, which generally vests ratably over a five-year period. Discretionary matching contributions vest ratably over a three-year period.

All NCI executives, including those with long-term restricted stock awards, are eligible for the portion of the plan designed to provide matching contributions not available under NCI’s 401(k) plan. However, because the long-term restricted stock awards effectively provide a retirement benefit, executives who have received long-term restricted stock awards will not receive discretionary matching contributions under the amended and restated plan until the value of the contributions that would otherwise have been made, with attributed earnings, exceed the value of the restricted stock grants as determined by the compensation committee.

We have also established a rabbi trust (to secure NCI’s obligations under the deferred compensation plan) and have formed an administrative committee to manage the deferred compensation plan and its assets.

Supplemental Retirement Benefits

We maintain a supplemental retirement plan, which is a nonqualified, unfunded benefit plan under which designated key employees are eligible to receive monthly benefits following their retirement. If a participating key employee dies before retirement, his designated beneficiary is eligible to receive monthly or annual pre-retirement survivor benefits. Our board of directors determines the amount of retirement benefit to be payable to an eligible employee at the time our board of directors designates the employee as eligible to participate in our supplemental retirement plan. Generally, a participant becomes vested in his retirement benefit under the supplemental plan at the rate of 20% for each year of service with us and becomes fully vested upon his disability or upon a change in control of NCI. Messrs. A.R. Ginn and Maddox, among others who are former employees, are currently participants in our supplemental retirement plan. The benefit payable to Mr. A.R. Ginn, beginning at age 68, is $200,000 per year for ten years. Mr. A.R. Ginn’s benefit under the supplemental plan vested 20% per year over the five years ended December 13, 2007 and currently is 100% vested. The benefit payable to Mr. Maddox following his retirement is $100,000 per year for 10 years. Mr. Maddox’s benefit under the supplemental plan vests 20% per year over the five years ending August 26, 2009 and currently is 60% vested. We have acquired life insurance policies for certain participants to be used to discharge our obligations under our supplemental retirement plan. Mr. A.R. Ginn and Mr. Maddox have each agreed not to compete with us during the ten-year periods during which they are to receive the benefits payable under the supplemental retirement plan.

Other Compensation

Termination and Change-in-Control Agreements

Each of Messrs. A.R. Ginn and Chambers has agreements with the Company providing that if such executive is terminated without cause or resigns for good reason, the executive will continue to receive payments due for the remaining term of the agreement. Further, Mr. Chambers’ agreement provides that if Mr. Chambers is terminated without cause or resigns for good reason within two years after a change in control, then he will be entitled to, within seven days of such termination, a lump-sum payment equal to the present value of all future payments of base salary as then in effect owed to him under the employment agreement. Further, the terms of the Company’s long-term restricted stock awards provide that the restricted shares will vest immediately if there is a change in control of NCI or if the employee is terminated without cause or for good reason. Please see “Executive Compensation—Employment Agreements—Chambers Employment Agreement” and “Executive Compensation—Employment Agreements—Ginn Retirement Agreement” for more information regarding the circumstances under which those payments would be made.

In fiscal 2007, we also approved entering into employment agreements with each executive officer who did not already have a change of control benefit by virtue of a long-term restricted stock award or other agreement, which provided benefits upon a change of control. We also adopted a severance policy for middle management personnel. We believe that these change-in-control benefits provide our executives an incentive to act in the shareholders’ best interests during a takeover despite the risk of losing their jobs or a significant change in the nature of their benefits and responsibilities. We also believe that, in some cases, our change-in-control benefits are necessary to attract and retain certain executives. For a description of the terms of these employment agreements, please see “Executive Compensation—Employment Agreements—Employment Agreements for Executive Officers.”

Perquisites and Personal Benefits

The Company offers limited perquisites or personal benefits. However, in lieu of a salary increase in 2000, Mr. A.R. Ginn received the right to use Company-owned aircraft for a maximum of 40 hours per year. The incremental cost to the Company of his use of Company aircraft for personal travel is reflected in the summary compensation table. This benefit ceased upon his retirement effective December 31, 2007.

Gross-Ups

NCI does not provide for any tax assistance or “gross-ups” for its executives. In connection with the compensation study, the Committee analyzed the potential costs of any such gross-ups, including for any excise tax potentially payable by an executive under Section 280G of the Internal Revenue Code. The consultant noted that the lack of any gross-up could potentially limit the intended benefit to the executives and that such gross-ups are common among the peer group. However, the Committee has determined that at this time the relative benefits of such a gross-up to the executives are not commensurate with the cost of the gross-up to the Company.

CEO Compensation

We are directly responsible for determining the salary level of the CEO and all awards and grants to the CEO under the Bonus Program, Incentive Plan and deferred compensation plan. We believe that NCI in recent years has experienced challenges caused by depressed economic conditions, increased competition and extreme volatility in the price of steel. Accordingly, the overall compensation package for the CEO is designed to motivate and reward the CEO for driving the Company to strengthen its competitive position in the nonresidential construction market, and a significant portion of the CEO’s compensation is incentive-based, providing greater compensation as direct and indirect measures of shareholder value increase. The CEO’s overall compensation package has also been set at a level that we believe provides appropriate differentiation between CEO compensation and the compensation of other executive officers hired from time to time. Mr. Chambers’ compensation has been and will be determined by the Compensation Committee in accordance with the principles described above. Information on Mr. Chambers’ compensation for 2007 is set forth in the compensation tables. In recognition of Mr. Chambers’ increased responsibilities as Chairman of the Board, we approved an increase in Mr. Chambers’ base salary for fiscal 2008 to $750,000 per annum, and increased the target value of his restricted stock award for fiscal 2008 to $800,000.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s four other most highly compensated executive officers employed as of the end of the year. This limitation does not apply to compensation that is paid only if the executive’s performance meets pre-established objective goals based on performance criteria approved by stockholders. We have taken action, where possible and considered appropriate, to preserve the deductibility of compensation paid to the Company’s executive officers. The Company generally will be entitled to deduct compensation relating to cash incentives, option awards under the Incentive Plan, matching under our deferred compensation plan and other performance-based awards. We have also awarded compensation that might not be fully tax deductible if we determined that grants were nonetheless in the best interests of the Company and its shareholders. While the Company seeks to take advantage of favorable tax treatment for executive compensation where appropriate, we believe that the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent.

We will continue to review the Company’s executive compensation practices and will seek to preserve tax deductions for executive compensation to the extent consistent with our objective of providing compensation arrangements necessary and appropriate to foster achievement of the Company’s business goals.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

WILLIAM D. BREEDLOVE

GARY L. FORBES

PHILIP J. HAWK

W. B. PIEPER

JOHN K. STERLING

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding compensation paid for fiscal 2007 to the Company’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers (collectively, the “Named Executive Officers”).

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
Norman C. Chambers, Chairman of the Board, President and Chief Executive Officer (f)	2007	687,705	766,942	923,173	354,834	—	54,727	2,787,381
A.R. Ginn, Chairman of the Board and Former Chief Executive Officer (f)	2007	764,074	1,702,764	—	387,782	389,350	69,067	3,313,037
Frances Powell Hawes, Executive Vice President and Chief Financial Officer	2007	316,355	120,960	144,375	121,657	—	23,840	727,187
Kenneth W. Maddox, Executive Vice President, Administration	2007	278,461	111,353	8,198	106,450	144,204	24,025	672,691
Kelly R. Ginn, Executive Vice President, Operations	2007	314,231	157,981	8,198	119,756	—	24,041	624,207
Mark W. Dobbins, President of Engineered Building Systems Division	2007	276,923	90,481	49,836	106,450	—	21,828	545,518

(a)

Amounts in the Stock Awards column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended October 28, 2007, as determined under FASB Statement No. 123(R) (“FAS 123(R)”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 16, “Stock Incentive Plans” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended October 28, 2007, for a discussion of the relevant assumptions used in this determination. Shares generally vest in four equal annual installments, beginning on the first anniversary of the grant date, or in full when the executive retires from his employment with us, unless vesting is accelerated by the occurrence of certain limited events. Messrs. A.R. Ginn, Chambers and Kelly Ginn have received special long-term restricted stock grants that will vest in full only on retirement, as defined in the agreements governing such grants, unless vesting is accelerated by the occurrence of certain limited events. For additional information regarding these special long-term grants, please see “Compensation Discussion and Analysis–Determination and Administration of Compensation Programs and Amounts–Long-Term Incentive Compensation–Long-Term Restricted Stock Grants.”

(b)

We did not grant any option awards in fiscal 2007. The amounts included in the “Option Awards” column represent the compensation cost we recognized in fiscal 2007 related to option awards in prior years, as described in FAS 123(R).

(c)	Consists of amounts paid under our Bonus Program. See “Compensation Discussion and Analysis—Determination and Administration of Compensation Programs and Amounts—Annual Bonus” for more information.

(d)

Represents the aggregate increase in actuarial present value and vesting of benefits under NCI’s supplemental retirement plan accrued during fiscal 2007. For more information about the supplemental retirement plan, see “Compensation Discussion and Analysis—Retirement Benefits—Supplemental Retirement Benefits.” Our named executive officers did not receive any above-market or preferential earnings on nonqualified deferred compensation during fiscal 2007.

(e)	Includes:

	Mr. Chambers	Mr. A.R. Ginn	Ms. Hawes	Mr. Maddox	Mr. Kelly Ginn	Mr. Dobbins
Company 401K contribution	13,401	13,401	13,050	13,541	13,595	13,788
Company deferred compensation plan contribution	41,326	46,204	10,790	8,040	10,446	8,040
Transportation (including Company plane)	—	9,462	—	—	—	—
Club dues	—	—	—	2,444	—	—

(f)

Mr. A.R. Ginn resigned as Chief Executive Officer of NCI on December 31, 2006, at which time Mr. Chambers was appointed Chief Executive Officer. Mr. A.R. Ginn retired as Chairman of the Board effective December 31, 2007, at which time Mr. Chambers was appointed to such position.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards to each of the Named Executive Officers under the Incentive Plan during fiscal 2007:

Name	Grant Date	Grant Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Possible Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units ($) (c)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Chambers	12/15/2006	12/06/2006	210,000	700,000	N/A	37,500	250,000	375,000	250,000	625,000
Mr. A.R. Ginn	12/15/2006	12/06/2006	229,500	765,000	N/A	75,000	500,000	750,000	500,000	1,250,000
Ms. Hawes	12/15/2006	12/06/2006	72,000	240,000	N/A	15,000	100,000	150,000	100,000	250,000
Mr. Maddox	12/15/2006	12/06/2006	63,000	210,000	N/A	10,500	70,000	105,000	105,000	210,000
Mr. Kelly Ginn	12/15/2006	12/06/2006	70,875	236,250	N/A	15,000	100,000	150,000	150,000	300,000
Mr. Dobbins	12/15/2006	12/06/2006	63,000	210,000	N/A	10,500	70,000	105,000	105,000	210,000

(a)	Represents threshold and target amounts payable under NCI’s Bonus Program which is earned during fiscal 2007. There is no maximum payout under the Bonus Program.

(b)

Represents the threshold, target and maximum value of each executive’s variable portion of their restricted stock award opportunity, as established in advance by the Compensation Committee. The actual number of shares awarded equals the dollar value of the award divided by the closing sale price of NCI’s common stock on the date of grant, or if the date of grant is not a trading day, on the last trading day prior to the date of grant. Each recipient of a restricted stock award is required to pay the Company an amount equal to the aggregate par value ($0.01 per share) of the award at the date of grant. Grants vest over four years, and vesting is accelerated upon a change in control or certain terminations of employment.

(c)	Represents the fixed portion of their restricted stock award opportunity.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options and unvested restricted stock of each of our named executive officers as of October 28, 2007:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)		Market Value of Shares or Units of Stock That Have Not Vested ($) (b)
Mr. Chambers					128 12,500	(c) (d)	4,740 462,875
					64,516 415	(e) (f)	2,389,027 15,367
					683 754	(g) (h)	25,291 27,921
	1,500 100,000	— 50,000	18.30 31.00	5/29/13 4/26/14	853 11,615	(i) (j)	31,587 430,103

Mr. A.R. Ginn	98,088	—	29.20	5/28/14	102,797	(k)	3,806,573

Ms. Hawes					2,500 565	(l) (h)	92,575 20,922
	—	12,500	38.01	2/24/15	640 4,646	(i) (j)	23,699 172,041

Mr. Maddox					384 311	(c) (f)	14,220 11,516
					512 565	(g) (h)	18,959 20,922
	1,059	—	18.12	6/15/13	640 3,903	(i) (j)	23,699 144,528

Mr. Kelly Ginn					54,526 384	(e) (c)	2,019,098 14,220
					311 512	(f) (g)	11,516 18,959
	2,143 3,634	— —	17.50 20.64	6/15/12 12/15/12	565 640	(h) (i)	20,922 23,699
	4,139	—	18.12	6/15/13	5,576	(j)	206,479

Mr. Dobbins	4,000 2,222	— —	16.50 18.00	1/20/10 12/15/10
	2,614 5,281	— —	15.30 15.15	6/15/11 12/15/11
	2,286 2,907	— —	17.50 20.64	6/15/12 12/15/12
	3,311 1,841	— 614	18.12 24.44	6/15/13 12/15/14
	1,491 819	497 820	30.18 36.62	6/15/14 12/15/14
	904 341	904 1,023	33.19 44.00	6/15/15 12/15/15	25,000 3,903	(e) (j)	925,750 144,528

(a)

Options and restricted stock generally become exercisable, except as noted, in four equal annual installments after the date of grant. In addition, such awards become fully vested and exercisable upon change of control and restricted stock becomes fully vested and exercisable upon termination without cause or upon termination for good reason.

(b)

This column represents the closing price of our common stock on October 26, 2007, the last business day of fiscal 2007, of $37.04 multiplied by the number of shares of restricted stock less the par value of the shares paid by the grantee.

(c)	Vested on December 15, 2007.

(d)	Vests on April 26, 2008.

(e)	Vests upon retirement at or after age 65.

(f)	Vests on June 15, 2008.

(g)	Vests ratably on December 15th of 2007 and 2008.

(h)	Vests ratably on June 15th of 2008 and 2009.

(i)	Vests ratably on December 15th of 2007, 2008 and 2009.

(j)	Vests ratably on December 15th of 2007, 2008, 2009 and 2010.

(k)	Vested in full on January 1, 2008 upon Mr. A.R. Ginn’s retirement.

(l)	Vests ratably on February 14th of 2008 and 2009.

Option Exercises and Stock Vested

The following table sets forth information concerning exercises of stock options and vesting of restricted stock of each of our named executive officers during fiscal 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
Mr. Chambers	—	—	14,044	721,420
Mr. A.R. Ginn	50,000	1,040,000	2,635	138,773
Ms. Hawes	12,500	157,000	1,289	73,480
Mr. Maddox	9,300	299,283	1,289	68,291
Mr. Kelly Ginn	3,577	130,482	1,289	68,291
Mr. Dobbins	—	—	—	—

(a)	This column represents the market price less the exercise price multiplied by the number of options exercised.

(b)	This column represents the market price on the vesting date multiplied by the number of shares of restricted stock, less the par value of shares paid by the grantee.

Nonqualified Deferred Compensation Plans

The following table sets forth information concerning nonqualified deferred compensation benefits of each of our named executive officers during fiscal 2007:

Name	Beginning Balance ($)	Executive Contributions in Last FY ($) (a)	Registrant Contributions in Last FY ($) (b)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
Mr. Chambers	206,446	34,782	41,326	29,379	—	311,933
Mr. A.R. Ginn	170,847	37,912	46,204	27,380	—	282,343
Ms. Hawes	—	33,278	10,790	1,585	—	45,653
Mr. Maddox	108,782	35,538	8,040	16,754	—	169,114
Mr. Kelly Ginn	69,155	33,317	10,446	2,995	(69,155)	46,758
Mr. Dobbins	26,393	29,615	8,040	5,596	—	69,644

(a)	Executive contributions in last fiscal year are included in such executive’s salary and bonus amounts, as applicable, as reported in the Summary Compensation Table.

(b)	Registrant contributions in last fiscal year are included in all other compensation in the Summary Compensation Table.

Please see “Compensation Discussion and Analysis—Retirement Benefits—Deferred Compensation Plan” for a description of our Deferred Compensation Plan.

Pension Benefits

The following table sets forth information concerning supplemental retirement benefits for each of our participating named executive officers as of October 28, 2007:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. A.R. Ginn	Supplemental Retirement Plan	N/A	1,342,016	N/A
Mr. Maddox	Supplemental Retirement Plan	N/A	393,492	N/A

Please see “Compensation Discussion and Analysis—Retirement Benefits—Supplemental Retirement Benefits” for a description of our Supplemental Retirement Plan.

Employment Agreements

A.R. Ginn Separation and Consulting Agreement. We have entered into a separation and consulting agreement with Mr. A.R. Ginn (the “Consulting Agreement”) that provides, among other things, that from his retirement at December 31, 2007 until December 31, 2017, Mr. A.R. Ginn will serve the Company in a consultant capacity, be paid a salary and will be eligible to participate in our group health and medical benefit programs (including long-term healthcare coverage, if any, which is made available to employees of the Company) on the same terms available to our employees generally.

From January 1, 2008 through December 31, 2009, Mr. A.R. Ginn will receive a base salary of $200,000 per annum, and from January 1, 2010 through the Termination Date, a base salary of $100,000 per annum. He is not eligible for a bonus unless it is approved by senior management of our board in their discretion.

Pursuant to the Consulting Agreement, Mr. A.R. Ginn received an award of restricted stock pursuant to Incentive Plan in December 2007, which vests ratably over four years subject to Mr. A.R. Ginn’s continued service to the Company and has terms consistent with the terms generally applicable to other executive officers of the Company; provided, however, such award does not provide for full vesting solely due to Mr. A.R. Ginn’s attainment of retirement age. All other awards granted to Mr. A.R. Ginn prior to December 31, 2006 vested fully as a result of his retirement, on January 1, 2008.

Under the Consulting Agreement, if Mr. A.R. Ginn’s employment is terminated without cause or due to disability, he will be entitled to continued benefits as if no termination had occurred. In the event of his death, salary payments and group health coverage will continue to be provided to his surviving spouse (if any) through the Termination Date. If any successor to all or substantially all of the business or assets of NCI fails to either expressly assume the Consulting Agreement or assume it by operation of law, Mr. A.R. Ginn shall be entitled to an accelerated cash payout of his remaining salary and the value of his health care benefits, without reduction for early payment, subject to limitations on acceleration imposed by applicable tax law.

Mr. A.R. Ginn is subject to certain confidentiality obligations during and after his employment with us, and is also subject to certain noncompetition and nonsolicitation provisions until December 31, 2012.

Chambers Employment Agreement. On April 12, 2004 we entered into a ten-year employment agreement with Mr. Chambers. The agreement provides for Mr. Chambers to receive: (i) a base salary of not less than $400,000 per year; (ii) an annual bonus calculated pursuant to the terms of our existing bonus program, with Mr. Chambers being considered a “Level I” participant for purposes thereof; (iii) a lump sum payment of

$250,000 payable upon commencement of Mr. Chambers’ employment in consideration for sums he would have been entitled to but forfeited upon his termination of his employment with his prior employer; (iv) a grant under the Incentive Plan of 200,000 nonqualified options to purchase our common stock at an exercise price of $31.00 per share, subject to the terms and conditions set forth in a separate Nonqualified Stock Option Agreement; (v) the right to receive semi-annual grants of additional options to purchase our common stock as a “Level SE1” participant under the Incentive Plan in the discretion of the compensation committee of our board of directors; (vi) a grant of 50,000 shares of our common stock under the Incentive Plan pursuant to the terms of a separate Restricted Stock Agreement; (vii) a special long-term restricted stock award of a number of shares of our common stock having an aggregate fair market value of approximately $2 million, subject to the terms of a separate Restricted Stock Agreement; (viii) health insurance and other benefits available to other members of senior management as well as a car allowance plus reimbursement for automobile insurance and mileage incurred which is related to business use; and (ix) four weeks paid vacation per year.

The employment agreement also provides for certain payments to be made upon the termination of Mr. Chambers’ employment with us. If Mr. Chambers is terminated for cause or resigns without good reason (each as defined under the employment agreement), then he will be entitled to receive only salary and benefits earned by him or accrued for his account through the date of his termination. If, however, Mr. Chambers is terminated without cause or resigns for good reason, he will continue to receive his base salary for the term of the employment agreement on the same terms as he received it while an employee. If Mr. Chambers is terminated without cause or resigns for good reason within two years after a change in control (as defined in the employment agreement), then he shall receive, within seven days of such termination, a lump-sum payment equal to the present value of all future payments of base salary owed to him under the employment agreement.

Mr. Chambers is subject to certain confidentiality obligations during and after his employment with us. In addition, Mr. Chambers is subject to certain noncompetition and nonsolicitation provisions for a period equal to three years following the longer of (i) the date of his termination of employment with us, and (ii) the end of the period during which Mr. Chambers is entitled to receive compensation payments from us under the employment agreement.

Long-Term Restricted Stock Grants. Several of our executive officers have received special long-term restricted stock awards. The agreements for those awards provide that each such grantee has the right to vote the shares and to receive dividends paid by us, whether in cash or stock, but may not transfer the shares until they are vested. The shares of restricted stock of each grantee vest when such grantee retires from his employment with us at or after attaining age 65. The shares of restricted stock will vest immediately if the grantee dies or becomes disabled while employed by us, is terminated without cause or resigns for good reason (each as defined under the agreement) or if there is a change in control of NCI. The grantee will forfeit the shares of restricted stock if such grantee’s employment with us is terminated for any other reason, including voluntary termination or resignation without good reason (as defined under the agreement) or termination of employment by us with cause. In addition, each grantee must comply with a covenant not to compete with us for the five years immediately following his receipt of any vested shares under his restricted stock award. If the grantee breaches his covenant not to compete, such grantee must either return to us the shares granted to him pursuant to the special long-term grant, if he still owns them, or pay us the then current market value of the shares if he does not then own them. For more information regarding the special long-term restricted stock grants, see “Compensation Discussion and Analysis—Determination and Administration of Compensation Programs and Amounts—Long-Term Incentive Compensation—Long-Term Restricted Stock Grants” and “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.”

Employment Agreements for Executive Officers. In fiscal 2007, we also adopted employment agreements for each executive officer who did not already have a change of control benefit by virtue of a long-term restricted stock award or other agreement that provided benefits upon a change of control. We also adopted a severance policy for middle management personnel. Pursuant to each of these agreements, we must pay each executive officer party to such an agreement, a base salary at the current annualized rate. Each executive officer party to an employment agreement is also entitled to participate in our Bonus Program. Please refer to “Compensation Discussion and Analysis—Determination and Administration of Compensation Programs and Amounts—Base Salary” and “—Annual Bonus” for more information regarding our payment scheme. Pursuant to these agreements, our executive officers serve in an at-will capacity and we may terminate employment at any time with or without cause. If employment is terminated for any reason other than termination in connection with a change in control, the executive officer will be entitled to receive the portion of such officer’s earned annual base salary through the date of termination and any bonus to which such officer is entitled pursuant to the Bonus Program. Following a change in control or a potential change in control, the executive officer is entitled to receive a certain specified amount times his or her annual base salary and medical and dental coverage for a period of up to 18 months. Each executive officer is further bound by a covenant not to compete with us for the term of his or her employment and, in the event such executive officer receives a change in control payment, for a period of two (2) years following such executive officer’s termination.

Potential Payments upon Termination or Change-in-Control

The following tables estimate the value of the termination payments and benefits that each of our named executive officers would receive if his employment terminated or a change of control occurred on October 26, 2007 (the last business day of fiscal 2007) under the circumstances shown and making the indicated assumptions. The table excludes (i) amounts accrued through fiscal year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) benefits generally available to all of our salaried employees.

Name	Benefit	Change in Control ($)	Termination for Cause ($)	Termination without Cause ($)	Termination by Executive for Good Reason ($)	Termination by Executive without Good Reason ($)	Disability ($)	Death ($)
Mr. A.R. Ginn(a)	Severance Payment(b)	—	—	1,726,111	—	—	1,726,111	1,338,329
	Supplemental Benefit(c)	1,342,016	—	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
	Accelerated Stock Vesting(d)	3,806,573	—	3,806,573	3,806,573	—	3,806,573	3,806,573
	Health Insurance	—	—	63,385	—	—	63,385	63,385
	Life Insurance(e)	N/A	N/A	N/A	N/A	N/A	N/A	100,000

(a)	Mr. A.R. Ginn retired as Chief Executive Officer on December 31, 2006 and as chairman of the board of directors on December 31, 2007.

(b)

Under the agreement relating to his retirement, Mr. Ginn is entitled to receive his salary if he his terminated without cause or becomes disabled. Upon his death, his spouse is entitled to receive his salary for the remaining term of the agreement until her death. Please see “—Employment Agreements—A.R. Ginn Separation and Consulting Agreement.”

(c)

Mr. A.R. Ginn is a participant in our supplemental retirement plan. Under such plan, he is entitled to the amounts shown above following his retirement with us. Under a change of control, Mr. A.R. Ginn will receive a lump-sum payment equal to the present value of future payments. Please see “Compensation Discussion and Analysis—Determination and Administration of Compensation Programs and Amounts—Retirement Benefits—Supplemental Retirement Benefits.”

(d)

Based upon the closing price per share of NCI’s common stock on the New York Stock Exchange on October 26, 2007 of $37.04, multiplied by the number of shares of restricted stock that would vest upon occurrence of the event indicated on October 26, 2007. All of Mr. A.R. Ginn’s restricted stock awards outstanding on October 26, 2007 vested in full upon his retirement. These outstanding awards consisted of a special long-term restricted stock award and annual four-year vesting restricted stock awards. At October 26, 2007, the vesting of such awards could have been accelerated by the occurrence of certain limited events, as indicated in the table above. Mr. A.R. Ginn is required to forfeit shares received as restricted stock if he does not comply with certain noncompetition and nonsolicitation requirements.

(e)	Under Mr. A.R. Ginn’s employment agreement, Mr. A.R. Ginn’s designated beneficiaries would have been entitled to the amounts set forth in the table above if he had died in fiscal 2007.

Name	Benefit	Change in Control ($)	Termination for Cause ($)	Termination without Cause or by Executive for Good Reason ($)	Termination by Executive without Good Reason ($)	Retirement or Disability ($)	Death ($)
Mr. Chambers	Severance Payment(a)	3,440,237	—	4,550,000	—	—	—
	Accelerated Stock Vesting(b)(c)	3,386,912	—	3,386,912	—	3,386,912	3,386,912
	Accelerated Option Vesting(d)	302,000	—	—	—	302,000	302,000
	Life Insurance(e)	N/A	N/A	N/A	N/A	N/A	100,000

Ms. Hawes	Accelerated Stock Vesting(b)	309,238	—	309,238	—	309,238	309,238
	Life Insurance(e)	N/A	N/A	N/A	N/A	N/A	100,000

Mr. Maddox	Supplemental Benefit(f)	621,304	—	1,000,000	1,000,000	1,000,000	1,000,000
	Accelerated Stock Vesting(b)	233,844	—	233,844	—	233,844	233,844
	Life Insurance(e)	N/A	N/A	N/A	N/A	N/A	100,000

Mr. Kelly Ginn	Accelerated Stock Vesting(b)(c)	2,314,893	—	2,314,893	—	2,314,893	2,314,893
	Life Insurance(e)	N/A	N/A	N/A	N/A	N/A	100,000

Mr. Dobbins	Accelerated Stock Vesting(b)(c)	1,070,278	—	1,070,278	—	1,070,278	1,070,278
	Accelerated Option Vesting(d)	14,798	—	—	—	14,798	14,798
	Life Insurance(e)	N/A	N/A	N/A	N/A	N/A	100,000

(a)

Severance payment under Mr. Chambers’ employment agreement. Upon a change of control, Mr. Chambers will receive a lump-sum payment equal to the present value of his annual salary for the remaining term of the agreement, while upon a termination without cause or for good reason, Mr. Chambers will receive his then-current salary paid annually for the remaining term of the agreement (6.5 years at October 28, 2007). Please see “—Employment Agreements—Chambers Employment Agreement.”

(b)

Based upon the closing price per share of NCI’s common stock on the New York Stock Exchange on October 26, 2007 of $37.04, multiplied by the number of shares of restricted stock that would vest upon occurrence of the event indicated on October 26, 2007, less the par value of the shares paid by the executive. The executive officer is required to forfeit shares received as restricted stock if he or she does not comply with certain noncompetition and nonsolicitation requirements.

(c)

Messrs. Chambers, Kelly Ginn and Dobbins have received special long-term restricted stock grants that will vest in full only on retirement, as defined in the agreements governing such grants, unless vesting is accelerated by the occurrence of certain limited events, as indicated in the table above. For additional information regarding these special long-term grants, please see “Compensation Discussion and Analysis—Determination and Administration of Compensation Programs and Amounts—Long-Term Incentive Compensation—Restricted Stock Grants.”

(d)

Based upon the difference between the closing price per share of NCI’s common stock on the New York Stock Exchange on October 26, 2007 of $37.04 and the exercise price per share of the option, multiplied by the number of shares underlying the option that would vest and assumed are exercised upon occurrence of the event indicated on October 26, 2007.

(e)

Under the executive officer’s employment agreement, the executive officer’s designated beneficiaries would have been entitled to the amounts set forth in the table above if the officer had died in fiscal 2007.

(f)

Mr. Maddox is a participant in our supplemental retirement plan. Under such plan, he is entitled to the amounts shown above following his retirement with us. Under a change of control, Mr. Maddox will receive a lump-sum payment equal to the present value of future payments. Please see “Compensation Discussion and Analysis—Determination and Administration of Compensation Programs and Amounts—Retirement Benefits—Supplemental Retirement Benefits.”

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our board of directors is responsible for determining executive compensation. Mr. Breedlove, Mr. Forbes, Mr. Hawk, Mr. Pieper and Mr. Sterling are the only members of the Compensation Committee. None of the Compensation Committee members were at any time during fiscal 2007, or at any other time, an officer or employee of NCI or any of our subsidiaries. No member on the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the number of shares of our common stock reserved for issuance under our equity compensation plans as of the end of fiscal 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	745,121	$27.78	845,935

Equity compensation plans not approved by security holders	—	—	—

Total	745,121	$27.78	845,935

BOARD OF DIRECTORS

Independence and Meetings

We have a majority of independent directors on our board of directors as required by the listing standards of the New York Stock Exchange. Our board of directors has determined, after considering all of the relevant facts and circumstances, that Messrs. Breedlove, Edwards, Forbes, Hawk, Lukens, Martinez, Phipps, Pieper and Sterling are independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. This means that none of the independent directors have any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Other than as disclosed below, none of the directors whom our board has determined are independent have any relationships with NCI. Our Nominating and Corporate Governance Committee has carefully reviewed each of the relationships discussed below, and on its recommendation, the members of out board of directors have unanimously determined (with the directors affected abstaining) that such relationships are not material.

Until May 2004, Mr. Sterling was a general partner in the law firm of Gardere Wynne Sewell LLP (“Gardere”), and he served in an of-counsel position with Gardere from May 2004 until his resignation from the firm, which was effective upon his election to our board of directors. Mr. Sterling’s spouse is, and was at all times during our 2007 fiscal year, a general partner at Gardere. Gardere has performed legal services for us in each of our last three fiscal years. Our board of directors has determined that our prior and current relationship with Gardere is not material. In making such determination, the board of directors considered the independent nature that Mr. Sterling had exhibited during his many years as outside counsel to the Company, the fact that Mr. Sterling resigned from all positions with Gardere effective upon his election to the board, and the fact that the retirement payments Mr. Sterling received from Gardere through May 2006 were fixed payments not affected by any potential ongoing engagement of Gardere as counsel for the Company, and the fact that the legal fees NCI has paid to Gardere were significantly less than 1% of Gardere’s total firm revenues for each of its last three fiscal years.

Our board of directors met six times during the fiscal year ended October 28, 2007. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the board on which he served (during the periods that he served). It is our policy to schedule a meeting of the board of directors on the date of the Annual Meeting, and we encourage all of our directors to attend that meeting. All of our current directors attended last year’s Annual Meeting.

Our independent directors meet without the presence of management at regularly scheduled executive sessions. These executive sessions occur before or after regularly scheduled meetings of our board of directors. The presiding director of these executive sessions is the Chairman of the Nominating and Corporate Governance Committee, currently Mr. Pieper. For information on how you can communicate with our non-management directors, please see “Communications With Our Board.”

Board Committees

Our board of directors has appointed four committees—the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Executive Committee

The Executive Committee is generally authorized to act on behalf of our board of directors between scheduled meetings of our board of directors to the fullest extent permitted by Delaware corporate law; provided, however, that the Executive Committee does not have the authority to commit over $5.0 million of our resources with respect to a single matter or an aggregate of $20.0 million for all matters between regularly scheduled meetings, approve amendments to our charter or By-Laws or approve specified extraordinary corporate transactions. The Executive Committee operates under a charter adopted by our board of directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations—Corporate Governance.”

During fiscal 2007, the members of the Executive Committee were Mr. Forbes, Mr. Chambers and Mr. A.R. Ginn, with Mr. A.R. Ginn serving as Chairman. Effective January 1, 2008, Mr. Martinez replaced Mr. A.R. Ginn on the Executive Committee. The Executive Committee met eight times during the fiscal year ended October 28, 2007.

Audit Committee

The Audit Committee is responsible for engaging and discharging the independent auditors and for monitoring audit functions and procedures. The Audit Committee provides assistance to the board of directors regarding the corporate accounting and reporting practices of NCI and the quality and integrity of its financial reports. The members of the Audit Committee are Mr. Forbes, Mr. Hawk, Mr. Lukens and Mr. Martinez, with Mr. Forbes serving as Chairman. The Audit Committee met five times during the fiscal year ended October 28, 2007.

The Audit Committee is composed solely of directors who are not our officers or employees, have the requisite financial literacy to serve on the Audit Committee, as determined by our board of directors, and whom our board of directors has determined are “independent” under the standards of the New York Stock Exchange and the rules and regulations of the SEC.

Our board of directors, after reviewing all of the relevant facts, circumstances and attributes, has determined that Gary L. Forbes, the Chairman of our Audit Committee, is the “audit committee financial expert” on the Audit Committee.

The Audit Committee operates under an Audit Committee Charter adopted by our board of directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations—Corporate Governance” and of which is also attached as Annex B to this proxy statement.

Compensation Committee

The Compensation Committee is responsible for reviewing and making recommendations to our board of directors on all matters relating to compensation and benefits provided to executive management. The members of the Compensation Committee are Mr. Breedlove, Mr. Forbes, Mr. Hawk, Mr. Pieper and Mr. Sterling, with Mr. Breedlove serving as Chairman. The Compensation Committee met three times during the fiscal year ended October 28, 2007.

The Compensation Committee is composed solely of directors who are not our officers or employees and whom our board of directors have determined are “independent” under the standards of the New York Stock Exchange and the rules and regulations of the SEC.

The Compensation Committee operates under a Compensation Committee Charter adopted by our board of directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations—Corporate Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on our board of directors and to make nominations to fill vacancies on our board of directors and to select the management nominees for the directors to be elected by our stockholders at each

Annual Meeting. In addition, the Nominating and Corporate Governance Committee is responsible for evaluating, implementing and overseeing the standards and guidelines for the governance of the Company, including monitoring compliance with those standards and guidelines, as well as overseeing succession planning and evaluating the performance of our board of directors. The members of the Nominating and Corporate Governance Committee are Mr. Breedlove, Mr. Lukens, Mr. Martinez, Mr. Sterling, and Mr. Pieper, with Mr. Pieper serving as the Chairman. The Nominating and Corporate Governance Committee met three times during the fiscal year ended October 28, 2007.

The Nominating and Corporate Governance Committee is composed solely of directors who are not our officers or employees and whom our board of directors has determined are “independent” under the standards of the New York Stock Exchange and the rules and regulations of the SEC.

The Nominating and Corporate Governance Committee operates under a Nominating and Corporate Governance Committee Charter adopted by our board of directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations—Corporate Governance.” Our Corporate Governance Guidelines adopted by our board of directors, a copy of which is included as Annex A to this proxy statement, include the criteria our board of directors believes are important in the selection of director nominees.

Our board of directors believes that a nominee for director should be, about to be or have been a senior manager, chief operating officer, chief financial officer or chief executive officer of a relatively complex organization such as a corporation, university, foundation or governmental entity or unit or, if in a professional or scientific capacity, be accustomed to dealing with complex problems, or otherwise have obtained and excelled in a position of leadership. In addition, directors and nominees for director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound, mature judgments on a macro and entrepreneurial basis and should have high personal and professional ethics, strength of character, integrity and values. Directors and nominees for director also should be free and willing to attend regularly scheduled meetings of our board of directors and its committees and otherwise able to contribute a reasonable amount of time to our affairs, with participation on other boards of directors encouraged to provide breadth of experience to our board of directors. The age at the time of election of any nominee for director should be such to assure a minimum of three years of service as a director.

In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee first looks at the overall size and structure of our board of directors to determine the need to add or remove directors and to determine if there are any specific qualities or skills that would complement the existing strengths of our board of directors.

The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for directors including referrals from our current directors and management, as well as input from third party executive search firms. The Chairman of the Nominating and Corporate Governance Committee and our Chairman of the Board will then interview qualified candidates. Qualified candidates are then invited to meet the remaining members of the Nominating and Corporate Governance Committee. The remaining directors also have an opportunity to meet and interview qualified candidates. The Nominating Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the board of directors that a candidate be nominated to our board of directors.

In fiscal 2007, the Nominating and Corporate Governance Committee and the board determined that, in light of the scheduled retirement of A.R. Ginn, the board had a need to add directors with expertise in the area of manufacturing operations. The Nominating and Corporate Governance Committee engaged an executive search firm to search for individuals qualified to become directors of NCI and having the requisite experience. As a result of this search, the Nominating and Corporate Governance Committee recommended that Larry D. Edwards and Ed L. Phipps become directors of NCI, and they were elected to the board effective January 1, 2008.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders, who may submit recommendations to the Nominating and Corporate Governance Committee in care of our Chairman of the Board and Secretary at our address set forth on page one of this proxy statement. To be considered by the Nominating and Corporate Governance Committee, stockholder nominations must be submitted before our fiscal year-end and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.

Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our By-Laws. Our By-Laws provide that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our board of directors at a meeting of stockholders by complying with required notice procedures. To be timely for any annual meeting of stockholders occurring after the 2008 annual meeting, nominations must be received at our principal executive offices not less than 90 or more than 110 days before any annual meeting of stockholders. If, however, notice or prior public disclosure of an annual meeting is given or made less than 90 days before the date of the annual meeting, the notice must be received no later than the 10th day following the date of mailing of the notice of the annual meeting or the date of public disclosure of the date of the annual meeting, whichever is earlier.

The notice must specify:

•	as to each person the stockholder proposes to nominate for election or re-election as a director:

—	the name, age, business address and residence address of the person;

—	the principal occupation or employment of the person;

—	the class and number of shares of our capital stock that are owned of record or beneficially by the person; and

—	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Exchange Act; and

•	as to the stockholder giving the notice:

—	the name and record address of the stockholder and any other stockholder known to be supporting the nominee; and

—	the class and number of shares of our capital stock that are owned of record or beneficially by the stockholder making the nomination and by any other supporting stockholders.

We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Compensation of Directors

Directors of NCI who are employees of NCI do not receive compensation as directors. In addition to the expenses incurred to attend and/or participate in meetings, we pay non-employee directors the following amounts:

Annual Retainer Fee	$35,000

Board Meeting Fee	$3,000

Committee Meeting Fee (in the absence of board meeting on the same day)	$1,500

Executive Committee Fee (in the absence of board meeting on the same day)	$750

Chairman of Audit Committee	$15,000

Chairman of Nominating and Corporate Governance Committee	$10,000

Chairman of Compensation Committee	$10,000

In addition, each non-employee director receives grants of restricted stock having a fair market value of $60,000 under our 2003 Long-Term Stock Incentive Plan on December 15 of each year, provided that the non-employee director has served as a director for at least six months. Upon initial election to the board, new directors receive a grant of 1,500 shares of restricted stock.

The following table provides information concerning the compensation of our non-employee directors during fiscal 2007.

DIRECTOR COMPENSATION FISCAL YEAR 2007
Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Option Awards ($) (c)	Total ($)
William D. Breedlove	63,000	31,893	3,280	98,173
Larry D. Edwards	—	—	—	—
Gary L. Forbes	74,750	31,893	3,280	109,923
Phillip J. Hawk	59,000	22,519	14,580	96,099
Max L. Lukens	54,500	28,771	4,673	87,944
George Martinez	59,000	13,136	20,678	92,814
Ed L. Phipps	—	—	—	—
W. Bernard Pieper	63,750	31,893	3,187	98,830
John K. Sterling	53,000	31,411	—	84,411

(a)	Includes annual retainer fees, supplemental retainer fees for Committee Chairmen, Board meeting fees and Committee meeting fees for each director more fully explained in the preceding paragraphs.

(b)

Amounts in the Stock Awards column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended October 28, 2007, as determined under FASB Statement No. 123(R) (“FAS 123(R)”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 16, “Stock Incentive Plans” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended October 28, 2007, for a discussion of the relevant assumptions used in this determination. Shares generally vest in four equal annual installments, beginning on the first anniversary of the grant date. Vesting is accelerated by the occurrence of certain limited events.

(c)

We did not grant any option awards in fiscal 2007. The amounts included in the “Option Awards” column represent the compensation cost we recognized in fiscal 2007 related to option awards in prior years, as described in FAS 123(R).

CORPORATE GOVERNANCE

Our board of directors has adopted Corporate Governance Guidelines to address significant corporate governance issues, a copy of which is included as Annex A to this proxy statement. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board of director composition, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our board of directors any changes to the guidelines. You may obtain copies of the charters for our Audit Committee, Compensation Committee, Executive Committee and our Nominating and Corporate Governance Committee, and our Corporate Governance Guidelines, free of charge, from our website at www.ncilp.com under the heading “Investor Relations—Corporate Governance” or by writing to the Investor Relations Administrator, NCI Building Systems, Inc., 10943 North Sam Houston Parkway West, Houston, Texas 77064.

Our board of directors has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics, including but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. Our Code of Business Conduct and Ethics is available, free of charge, on our website, along with other corporate governance information, at www.ncilp.com under the heading “Investor Relations—Corporate Governance.” You may also obtain a copy by writing to Investor Relations Administrator at the address above.

Waivers from our Code of Business Conduct and Ethics are discouraged, but any waivers from the Code of Business Conduct and Ethics that relate to our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions or any other executive officer or director must be approved by our Nominating and Corporate Governance Committee, which is composed solely of directors whom we believe are independent of management, and will be posted on our website at www.ncilp.com within four business days of any such waiver.

COMMUNICATIONS WITH OUR BOARD

Any stockholder or interested party who wishes to communicate with our board of directors or any specific directors, including non-management directors, may write to:

Board of Directors

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, TX 77064

Depending on the subject matter, management will:

•

forward the communication to the director or directors to whom it is addressed (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review);

•

attempt to handle the inquiry directly, for example where it is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our board of directors or an individual director; or

•

not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic (in accordance with the explicit instructions of our non-management directors).

At each meeting of the board of directors, our Chairman of the Board presents a summary of all communications received since the last meeting of the board of directors that were not forwarded and makes those communications available to any director on request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. These persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms received by us with respect to fiscal or calendar 2007, or written representations from the reporting persons, none of these reporting persons was late with respect to any required filings, except for (i) Mr. Dickinson, who was late with respect to one filing on Form 4 relating to one transaction (disposition of shares in his 401(k) account); (ii) Mr. Kelly Ginn, who was late with respect to three filings on Form 4 relating to three separate transactions (distribution of shares held indirectly by Mr. Kelly Ginn, as trustee of certain trusts, to certain beneficiaries of such trusts); and (iii) Mr. Moore, who was late with respect to one filing on Form 4 relating to one transaction (acquisition of shares in his 401(k) account). In 2006, Mr. Kelly Ginn was late with respect to one filing on Form 4 relating to one transaction (sale of shares held by a trust, of which Mr. Kelly Ginn is trustee, for the benefit of Mr. Kelly Ginn’s brother).

TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES

With respect to transactions between us and our Named Executive Officers, please see “Executive Compensation—Employment and Change-in-Control Agreements.” With respect to transactions between us and certain members of our board of directors, please see “Board of Directors—Independence and Meetings.”

In December 2007, Ms. Hawes and Mr. Maddox purchased $100,000 and $200,000, respectively, principal amount of our 2.124% Convertible Senior Subordinated Notes Due 2024 from an independent broker. As a result of their purchases of the notes, Ms. Hawes and Mr. Maddox are treated like any other holder of the notes. While the purchase or sale of our equity securities would not be deemed a related transaction under SEC regulations, the purchase or sale of our debt securities is not afforded the same treatment even though the purchaser of such debt security receives the same benefits on a pro rata basis as all other holders of the debt securities and the holder did not purchase the debt securities directly from us.

The Nominating and Corporate Governance Committee has approved and adopted a statement of policy and procedures with respect to related party transactions covering the review, approval or ratification of transactions involving the Company and “Related Parties” (generally, directors, executive officers and employees required to file reports under Section 16 of the Exchange Act and their immediate family members and 5% stockholders). The policy covers transactions in which the Company and any Related Party is a participant in which a Related Party has a material interest, other than transactions involving less than $25,000 when aggregated with all similar transactions. The policy generally requires that such transactions be approved by the Nominating and Corporate Governance Committee in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, full disclosure of all of the facts and circumstances relating to the transaction must be made to the Nominating and Corporate Governance Committee, which will approve such transaction only if it is in, or is not inconsistent with, the best interests of the Company and its stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Nominating and Corporate Governance Committee or the Chair thereof, and such committee or Chair, as the case may be will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction.

AUDIT COMMITTEE AND AUDITORS

Report of the Audit Committee

We have reviewed and discussed the audited financial statements of NCI for fiscal 2007 with management. We also have discussed the audited financial statements with Ernst & Young LLP, NCI’s independent registered public accountants. Our discussions with Ernst & Young LLP included, among other things, discussions relating to those topics set forth in the “Codification of Statements on Auditing Standards, AU§380, Communication with Audit Committees or Others with Equivalent Authority and Responsibility,” including but not limited to, the auditor’s responsibility under generally accepted auditing standards, the processes used by our management in formulating accounting estimates, significant adjustments made during the audit, any disagreements with our management and any difficulties encountered by the independent auditors in performing the audit. We also reviewed written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and relating to any and all relationships between it and NCI, and we discussed with Ernst & Young LLP any relationship that might affect the objectivity or independence of Ernst & Young LLP. Based on those discussions, we are not aware of any relationship between Ernst & Young LLP and NCI that affects the objectivity or independence of Ernst & Young LLP.

Based on those discussions and review, we recommended to the board of directors that the audited financial statements for fiscal 2007 be included in NCI’s 2007 Annual Report to Stockholders. We have appointed Ernst & Young LLP as NCI’s independent auditors for fiscal 2008, and have submitted the appointment for shareholder ratification.

We also reviewed and discussed the fees paid to NCI’s independent auditors during fiscal 2007 for audit and non-audit services, which fees and services are described below under the title “Our Independent Auditors and Fees,” and have determined that the provision of the non-audit services and the fees that we pay for them are compatible with maintaining Ernst & Young LLP’s independence.

This report is submitted by the members of the Audit Committee.

GARY L. FORBES

PHILIP J. HAWK

MAX L. LUKENS

GEORGE MARTINEZ

In accordance with the rules and regulations of the SEC, the above report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Our Independent Registered Public Accounting Firm and Audit Fees

Ernst & Young LLP served as our independent registered public accountants for fiscal 2007. A representative of Ernst & Young LLP is expected to attend our Annual Meeting and will have the opportunity to make a statement if he so desires and will be available to answer appropriate stockholder questions.

Audit Fees. We incurred fees of $1,846,181 during fiscal 2007 and $1,784,235 during fiscal 2006 for Ernst & Young LLP’s independent audit of our annual financial statements, review of the financial statements contained in our quarterly reports on Form 10-Q and assistance regarding other SEC filings. All of the audit services provided to us by Ernst & Young LLP during fiscal 2007 and fiscal 2006 were pre-approved by the Audit Committee.

Audit-Related Fees. We incurred fees of $66,385 during fiscal 2007 and $60,335 during fiscal 2006 for other services rendered by Ernst & Young LLP that are reasonably related to its audit and review of our financial statements, including reviews of internal control design and operation and assistance in evaluating the requirements of the Sarbanes-Oxley Act of 2002. All of the audit-related services provided to us by Ernst & Young LLP during fiscal 2007 and fiscal 2006 were pre-approved by the Audit Committee.

Tax Fees. We incurred no fees during fiscal 2007 and $8,251 during fiscal 2006 for Ernst & Young LLP’s professional services related to federal and state tax compliance, tax advice and tax planning. All of these services are permitted non-audit services. All of the tax-related services provided to us by Ernst & Young LLP for fiscal 2007 and fiscal 2006 were pre-approved by the Audit Committee.

All Other Fees. We incurred fees of $9,462 during fiscal 2007 and $29,880 during fiscal 2006 for tax consulting services rendered by Ernst & Young LLP. All of the tax consulting services provided to us by Ernst & Young LLP for fiscal 2007 and fiscal 2006 were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for us by Ernst & Young LLP. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee before the completion of the audit. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is compatible with maintaining the independence of Ernst & Young LLP and its status as our independent auditors.

The Audit Committee has delegated to its members the authority to consider and approve management proposals for the engagement of Ernst & Young LLP to perform certain permitted non-audit services for fees of up to an aggregate of $25,000 between quarterly meetings of the Audit Committee; provided that those pre-approvals are presented to the entire Audit Committee at its then next regularly scheduled meeting. Management proposals arising between quarterly Audit Committee meetings are presented for pre-approval to the Chairman of the Audit Committee, Gary Forbes, and in the event of his unavailability, to another member of the Audit Committee.

All of the services performed by Ernst & Young LLP in fiscal 2007 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. Additionally, during fiscal 2007, Ernst & Young LLP did not provide any services prohibited by the Sarbanes-Oxley Act.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending November 2, 2008, subject to ratification by the Company’s stockholders. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since our initial public offering. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Required Affirmative Vote

If a majority of the votes cast in person or by proxy at the 2008 Annual Meeting of Stockholders are voted in favor of this proposal, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending October 28, 2008 will be ratified. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will reconsider the appointment.

The Audit Committee recommends that stockholders vote “FOR” ratification of Ernst & Young LLP’s appointment as the Company’s independent registered public accounting firm for the year ending November 2, 2008, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

ADDITIONAL INFORMATION

Stockholder Proposals for 2008 Annual Meeting

In order for stockholder proposals to have been properly submitted for presentation at our Annual Meeting, we must have received notice prior to October 5, 2007 (the 120th day prior to February 2, 2008, the anniversary of the date on which last year’s proxy was mailed to you). We received no such notice, and therefore no stockholder proposals will be presented at our Annual Meeting.

Stockholder Proposals for Fiscal Year 2009 Proxy Statement

If you wish to present a proposal for inclusion in our proxy material for consideration at our Annual Meeting to be held in 2009, you must submit the proposal in writing to our Secretary at the address shown on the first page of this proxy statement, and we must receive your proposal not later than September 27, 2008 (the 120th day prior to January 25, 2009, the anniversary of the date on which this year’s proxy was mailed to you). That proposal must comply with Section 8 of Article II of our By-Laws and, if it is to be included in our proxy materials, Rule 14a-8 under the Exchange Act.

Advance Notice Required for Stockholder Nominations and Proposals

Our By-Laws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the Annual Meeting of Stockholders to be held in 2009 if it is received not less than 90 nor more than 110 days prior to the date of the 2009 annual meeting of stockholders. Our By-Laws require our board of directors or the presiding officer of the Annual Meeting to reject any untimely or non-complying proposal.

Delivery of Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with accountholders who are NCI stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to us at NCI Building Systems, Inc., Attention: Investor Relations Administrator, 10943 North Sam Houston Parkway West, Houston, Texas 77064 or call Todd R. Moore at 281-897-7788. The Company will promptly deliver a separate copy to you upon request.

MISCELLANEOUS

Our board of directors knows of no business other than that described above to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on those matters.

The information contained in the proxy statement relating to the occupations and security holdings of our directors and officers and their transactions with us is based upon information received from the individual directors and officers. Unless otherwise indicated, all information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by that owner with the SEC.

The Annual Report to Stockholders for the fiscal year ended October 28, 2007, which includes our financial statements and accompanies this proxy statement, does not form any part of the materials for the solicitation of proxies. You may obtain a copy of (i) our Annual Report to Stockholders and (ii) our Annual Report on Form 10-K for the fiscal year ended October 28, 2007, in each case, including any financial statements and schedules and exhibits thereto, without charge by submitting a written request to Mr. Todd R. Moore, Secretary, NCI Building Systems, Inc., 10943 North Sam Houston Parkway West, Houston, Texas 77064.

By Order of the Board of Directors

Todd R. Moore

Executive Vice President, General Counsel and Secretary

Houston, Texas

January 25, 2008

Annex A

NCI BUILDING SYSTEMS, INC.

Corporate Governance Guidelines

[Amended and Restated as of December 7, 2006]

The Board of Directors (the “Board”) of NCI Building Systems, Inc. (the “Company”) has adopted these guidelines to promote the effective functioning of the Board and its committees.

1.	Director Qualification and Board Composition

(a)

Independence: The Board will consist of a majority of non-employee directors who meet the criteria for independence set by the New York Stock Exchange (“NYSE”) and any other applicable rules and regulations. The Nominating and Corporate Governance Committee of the Board is responsible for annually evaluating whether members qualify as independent under applicable standards. During the year, directors are expected to inform the Nominating and Corporate Governance Committee of any material changes in their circumstances or relationships that may impact their designation by the board as independent so that it may re-evaluate the director’s independent status. The Board will affirmatively determine that a director has no material relationship with the Company.

(b)

Board Size: The Board has the authority under the Company’s Amended and Restated By-Laws (the “By-Laws”) to set the number of directors. The Board believes that six to ten people is an appropriate size based on the Company’s present circumstances. The Board will periodically evaluate whether a larger or smaller number of directors would better serve the Company.

(c)

Board Election and Vacancies: The Company’s Board is divided into three classes who serve staggered terms. One class of directors is elected annually by the Company’s stockholders to serve a three-year term, except as noted below. Each year, at the Company’s Annual Meeting of Stockholders, the Board recommends a class of directors for election by the stockholders. The Board’s recommendations are based on the recommendation of the Nominating and Corporate Governance Committee as to the suitability of each individual to serve as a director of the Company, taking into account the membership criteria set forth herein.

The Board may fill vacancies in existing or new director positions based on the recommendation of the Nominating and Corporate Governance Committee. Such directors elected by the Board serve only until the next election of directors unless elected by the stockholders to a further term at that time.

(d)

Board Membership Criteria: The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics that the Board seeks in Board members, including without limitation, the characteristics attached hereto as Exhibit A, as well as the composition of the Board as a whole. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending the Board candidates for membership on the Board. The entire Board shall have formal approval of all Board candidates.

(e)

Term Limits; Mandatory Retirement: The Board does not believe it should limit the number of terms for which an individual may serve as a director. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of the Company’s history, policies and objectives. The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt new viewpoints through the evaluation and nomination process described in these guidelines. Under the Company’s By-Laws, no person may stand for election as a director after such person shall have surpassed the age of 73.

(f)

Limitation on Other Board Service: The Board does not believe that its members should be prohibited from serving on boards and/or committees of other organizations, and the Board has not adopted any guidelines limiting such activities; provided, however, that members of the Company’s Audit

Annex A

Committee may not simultaneously serve on the audit committee of more than two other public companies without prior review and approval of the Board (with proper disclosure of such approval to the fullest extent required by the rules and regulations of the NYSE). The Nominating and Corporate Governance Committee and the Board will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendations to Company stockholders. Service on boards and/or committees of other organizations should be consistent with the Company’s conflict of interest policies set forth in the Company’s Code of Business Conduct and Ethics.

2.	Director Responsibilities

(a)

Responsibilities: The director’s primary responsibility is to provide effective governance over the Company’s affairs for the benefit of its stockholders. In all actions taken by a director, the director is expected to exercise his or her business judgment in what he or she believes to be in the best interests of the Company. In discharging this obligation, directors are entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

(b)

Attendance at Meetings: The Board has five regularly scheduled meetings per year. The Chairman of the Board shall distribute to each director a calendar of the regularly scheduled Board meetings before the start of each calendar year. Special meetings are called as necessary. It is the responsibility of the directors to attend the meetings. In addition, members of the Board are expected to attend the Company’s Annual Planning Conference, at which long-term strategic and business plans will be reviewed.

(c)

Executive Sessions: The independent directors will meet in executive sessions without the Company’s management before or after each of the Board’s regularly scheduled meetings. The Chairman of the Nominating and Corporate Governance Committee shall serve as the presiding director at each executive session of the independent directors. The name of the presiding director will be disclosed in the manner required by the NYSE and applicable federal securities laws.

The Audit Committee will maintain procedures for interested parties to communicate directly with the non-employee directors, both on a confidential and non-confidential basis. These procedures will be published in the Company’s proxy statement for each Annual Meeting of Stockholders and posted on the Company’s internet website.

(d)

Selection of Agenda: The Chairman of the Board establishes the agenda for each Board meeting, although other Board members are free to suggest items for inclusion on the agenda. Each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting.

(e)

Distribution of Materials: In advance of each Board or Committee meeting, an agenda will be distributed to each member. In addition, to the extent feasible or appropriate, information and data important to the members’ understanding of the matters to be considered, including background summaries of presentations to be made at the meeting, will be distributed in advance of the meeting. Directors shall also routinely receive internal financial statements, earnings reports, press releases, analyst reports, copies of filings made with the Securities and Exchange Commission and other information designed to keep them informed of the material aspects of the Company’s business, performance and prospects.

(f)	Board Committees: The Board has established the following committees to assist the Board in discharging its responsibilities:

•	Audit Committee

•	Compensation Committee

Annex A

•	Nominating and Corporate Governance Committee

•	Executive Committee

The Audit, Compensation, Nominating and Corporate Governance and Executive Committees each have Charters establishing their authority and responsibilities. The current Charters of these committees shall be published on the Company’s website.

(g)

Committee Members: Each member of the Audit, Compensation and Nominating and Corporate Governance Committees will meet the criteria for independence set by the NYSE and any other applicable rules and regulations. Members of the Audit Committee shall also satisfy any additional legal or NYSE requirements regarding financial literacy and expertise.

Committee meetings will generally be held on the same day as Board meetings. However, during the course of each year, some committee meetings, especially Audit Committee meetings, may be held on days that do not coincide with regularly scheduled Board meetings. At each Board meeting, the Chairman of each committee shall report to the full Board with respect to any meetings held by the Committee since the last Board meeting, if any. In addition, each committee shall distribute to the full Board copies of the minutes of any committee meeting.

3.	Access to Management and Outside Advisors

(a)

Access to Management: The Board shall have full and free access to senior management and all other employees of the Company in order to ensure that directors can ask all questions and glean all information necessary to fulfill their duties. Any meetings or contacts that a director wishes to initiate may be arranged through the Chairman of the Board or the Chief Executive Officer of the Company; provided, however, that any director has the right to directly contact the Company’s internal auditor (or persons performing the internal audit function) without informing senior management. The Board may specify a protocol for making such inquiries.

Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board have a full understanding of matters being considered.

(b)

Access to Outside Advisors: The Board and each committee of the Board shall have the right to retain such outside advisors, including, without limitation, accountants, legal counselor other experts or consultants, as the Board and such committee, in its sole and absolute discretion, deems advisable or appropriate. The Company shall pay all of the fees and expenses of any such advisors.

4.	Director Compensation

(a)

Non-Employee Directors: The form and amount of director compensation is determined by the Board upon the recommendation of the Compensation Committee in accordance with the policies and principles set forth in its charter and applicable legal and regulatory guidelines. The Compensation Committee will conduct reviews, from time to time, of director compensation. The Compensation Committee will consider that a director’s independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into a consulting contract with (or provides other indirect forms of compensation to) an organization with which the director is affiliated.

(b)	Employee Directors: Employees of the Company who serve as a director do not receive compensation for serving as a director.

Annex A

5.	Director Orientation and Continuing Education

(a)	Initial Orientation: New non-employee directors will receive a comprehensive orientation from appropriate senior management of the Company regarding the Company’s business and affairs.

All directors will receive a director fact book, which shall contain such information the Board requests or as the Chairman of the Board deems appropriate, including, without limitation, copies of the Company’s organizational documents, equity compensation plans, material agreements and a list of other items that directors may request if they deem it advisable.

(b)

Continuing Education: The Board expects that, at least annually, all directors will participate in a continuing education event (which may coincide with a regular Board meeting) addressing among other things, current developments and best practices in corporate governance. Members of the Company’s senior management may also review with the Board from time to time certain aspects of the Company’s operations as part of regularly scheduled Board meetings. In addition, the Board will also normally conduct an on-site visit to one of the Company’s manufacturing facilities in conjunction with a regular Board meeting at least once every other year.

6.	Management Succession Planning

(a)

Annual Performance Review: At least annually, the non-employee directors will, in conjunction with the Compensation Committee, review the performance of the Company’s Chief Executive Officer and other senior management in light of the Company’s goals and objectives.

(b)

Succession Planning: At least annually, the Board will review succession plans for the Company’s Chief Executive Officer and other senior management. The Chairman of the Nominating and Corporate Governance Committee shall chair any Board session called for the purpose of discussing succession issues. Succession planning will address both succession in the ordinary course of business and contingency planning in case of unexpected events. The offices of Chairman of the Board and Chief Executive Officer have been at times combined and at times separated. The Board has the discretion to combine or separate these positions as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these offices should be considered as part of the succession planning process. The Board further believes that it is in the best interests of the Company for the Board to make a determination as to the combination or separation of the offices of Chairman of the Board and the Chief Executive Officer each time it elects a new Chief Executive Officer.

7.	Annual Performance Evaluation

(a)

Board and Committees: The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance. This report will be discussed at the first Board meeting immediately following the end of the Company’s fiscal year. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.

(b)

Corporate Governance Guidelines: In addition, the Board will conduct an annual review of the corporate governance principles and make such changes, modifications and amendments as the Board determines.

Annex A

8.	Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, management and all employees. Each director is expected to be familiar with and to follow these policies. In addition, directors must avoid any conflict between their own interests and the interests of the Company in dealing with suppliers, customers and other third parties, and in the conduct of their personal affairs, including transactions in the Company’s securities, with any affiliate or with any non-affiliated organization.

The Nominating and Corporate Governance Committee will review any allegation that a director or executive officer may have violated the Code of Business Conduct and Ethics and will report its findings to the full Board.

Annex A

Exhibit A

CRITERIA FOR THE SELECTION OF DIRECTORS

1.	The nominee shall have the highest personal and professional ethics, strength of character, integrity and values.

2.

The nominee shall be, about to be or have been a senior manager, chief operating officer, chief financial officer or chief executive officer of a relatively complex organization such as a corporation, university, foundation or unit of government with a proven record of success or, if in a professional or scientific capacity, be accustomed to dealing with complex problems, or otherwise shall have obtained and excelled in a position of leadership.

3.

The nominee shall have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound, mature judgments on a macro and entrepreneurial basis on matters which relate to the current and long-term objectives of the Company.

4.	The nominee shall have the competence and willingness to learn the Company’s business and confidence to express his/her personal views.

5.

The nominee shall be free and willing to attend regularly scheduled meetings of the board of directors and its committees over a sustained period and otherwise able to contribute a reasonable amount of time to the affairs of the Company and its affiliates. Participation on other boards is desirable in providing a breadth of experience to the board.

6.

The nominee shall have the breadth of viewpoint and experience necessary for an understanding of the diverse and sometimes conflicting interests of stockholders and other constituencies, while still recognizing the particular responsibilities of the board of directors.

7.	The nominee should be of such an age at the time of election to assure a minimum of three years of service as a director.

8.	The nominee shall have the personality, tact, sensitivity and perspective to work well with others.

9.

The nominee shall have the stature and capability to represent the corporation before the public, stockholders and other various individuals and groups that affect the Company. The nominee should have the capability to “network” with others for the benefit of the corporation.

10.

The nominee shall be willing to appraise objectively the performance of management in the interest of the stockholders. The nominee shall possess an inquiring and independent mind willing to question management’s assumptions when inquiry is appropriate.

Annex B

ANNEX B

NCI BUILDING SYSTEMS, INC.

Audit Committee Charter

[Amended and Restated December 3, 2007]

Organization

There shall be a permanent committee of the Board of Directors (the “Board”) known as the Audit Committee (the “Committee”). The Committee shall be composed of three or more directors, each of whom shall meet the independence and experience requirements of the New York Stock Exchange (“NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). At least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC.

The members of the Committee shall be appointed by the Board based on the recommendations of the Nominating and Governance Committee, and shall serve for such term or terms as the Board determines or until their successors are elected or appointed. Members of the Committee may be removed at any time without cause by the affirmative vote of a majority of the Board. Vacancies resulting from resignation or removal shall be filled by the Board based on the recommendations of the Nominating and Governance Committee. The Board shall designate a chairperson for the Committee.

A Committee member shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board affirmatively determines that such simultaneous service would not impair the ability of that director to effectively serve on the Committee. Service on more than two other audit committees and the Board’s determination to allow such simultaneous service shall be disclosed to the fullest extent required by the rules and regulations of the NYSE and applicable law.

Meetings

The Committee shall meet as often as it determines, but not less than quarterly. The Chairman of the Committee, any two members of the Committee or, at the request of any Committee member, the Chairman of the Board may call meetings of the Committee. Meetings of the Committee may be held telephonically and any member may participate in any meeting telephonically.

The Committee shall meet periodically with management, persons performing internal audit functions, and the independent auditor in separate executive sessions and with or without the presence of anyone or more of the foregoing present at a particular executive session. The Committee may request any officer or employee of the Company or the Company’s outside counselor independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Purposes of the Committee

The Committee shall provide assistance to the Board in fulfilling its responsibilities relating to corporate accounting and reporting practices of the Company and the quality and integrity of the financial reports of the Company. In particular, the Committee will assist the Board in monitoring:

(1)	The integrity of the financial statements of the Company;

(2)	The compliance by the Company with legal and regulatory requirements;

(3)	The independence and qualifications of the Company’s independent auditors;

(4)	The performance of the Company’s internal audit function and of its independent auditors; and

(5)	Prepare the report of the Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

Annex B

Committee Authority and Responsibilities

The Committee shall have and may exercise all the powers of the Board, except as may be prohibited by law, with respect to all matters encompassed by this Charter, and all the power and authority required under the Sarbanes-Oxley Act of 2002. The Committee shall have the sole authority to appoint, retain, replace or terminate the independent auditor. The Committee shall be directly responsible for the compensation, evaluation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report, performing other audit, review, attestation or related services or work for the Company. The independent auditor shall report directly to the Committee.

The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain, set the compensation and other terms of engagement of and terminate the retention of independent legal, accounting or other advisors or consultants. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, and compensation to any advisors or consultants employed by the Committee.

The internal auditor shall report directly to the Committee and tasks or duties assigned to the internal auditor by the Committee shall take precedence over tasks and duties assigned by management.

The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and, if appropriate, recommend any proposed changes to the Board for approval. The Committee shall annually review and evaluate the Committee’s own performance. The Committee shall conduct such review and evaluation in such manner as it deems appropriate and report the results of its review and evaluation to the entire Board.

In carrying out its responsibilities, the Committee, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the Company or its subsidiaries, whom such member believes to be reliable and competent in the matters presented, and (ii) counsel, public accountants, consultants or other persons as to matters which the member believes to be within the professional competence of such person, including, without limitation, representations by management and the independent auditors regarding non-audit services provided to the Company by the independent auditors.

In carrying out its responsibilities, the Committee’s policies and procedures will remain flexible, to best react to changing conditions and to ensure to the Board and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

Annex B

In carrying out these responsibilities, the Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.

Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

2.

Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Quarterly Reports on Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.

Discuss with management and the independent auditor (i) major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, (ii) analyses prepared by management and/or the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, including analyses of the effects of alternative methods of generally accepted accounting principles on the financial statements, and (iii) any major issues as to the adequacy of the Company’s internal control over financial reporting and any special steps adopted in light of material control deficiencies.

4.	Review and discuss with the independent auditors, not less than quarterly, reports of the independent auditors regarding:

(a)	Critical accounting policies and practices to be used;

(b)

Alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(c)

Other material written communications between the independent auditor and management, such as any management letter provided by the independent auditor and management’s response to that letter, any management representation letter, any reports on observations and recommendations on internal control over financial reporting, any schedules of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any, and any engagement or independence letters.[1]

[1]

Exchange Act Section 10A(k) (“Each registered public accounting firm that performs for any issuer any audit required by this title shall timely report to the audit committee of the issuer—(1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the issuer, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm; and (3) other material written communications between the registered public accounting firm and the management of the issuer, such as any management letter or schedule of unadjusted differences.”); see also SEC Release 33-8183 (January 28, 2003) (“Examples of additional written communications that we expect will be considered material to an issuer include: management representation letter; reports on observations and recommendations on internal controls; schedule of unadjusted audit differences, and a listing of adjustments and reclassifications not recorded, if any; engagement letter; and independence letter.”).

Annex B

5.

Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.

Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements, including oversight and review of commitments and responsibilities of joint ventures of the Company.

7.

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies and guidelines.

8.

Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work and any restrictions on the scope of activities or access to requested information, including management’s response thereto, and any significant disagreements with management.

9.

Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer, Chief Financial Officer and any other certifying officer during their certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10.	Review and evaluate the lead (or coordinating) partner and senior members of the independent auditor team.

11.

Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company, including the written disclosures and the letter required by Independence Standards Board Standard 1, as amended from time to time.

12.

Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and persons performing internal audit functions for the Company. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

13.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

14.

Annually recommend an independent auditing firm to the Board to ratify said independent auditing firm and consider from time to time whether, in order to assure continuing auditor independence, it is appropriate to change the independent auditing firm then serving the Company or to adopt a policy of rotating the independent auditing firm on a regular basis.

15.

Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, in accordance with rules of the SEC, and review those policies on a regular basis.

Annex B

16.

Discuss with the independent auditor auditing or accounting issues presented by the engagement on which the Company’s audit team consulted their national office and matters of audit quality and consistency.

17.	Discuss with management and the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but were not adopted or reflected.

18.	Meet with the independent auditor prior to the audit to review the scope, planning and staffing of the audit.

Audit and Non-Audit Services Pre-Approval

19.

Maintain policies to approve independent auditors’ services to assure the auditors’ independence, including (a) pre-approval policies not requiring consideration of specific, case-by-case services (“General Pre-Approval”), and (b) pre-approval policies requiring consideration of specific, case-by-case services (“Specific Pre-Approval”).

20.	Between meetings, be permitted to delegate either General Pre-Approval or Specific Pre-Approval authority to one or more members.

21.	Identify the services that require General Pre-Approval and Specific Pre-Approval, provided that:

(a)	annual audit services require Specific Pre-Approval;

(b)

“Audit-Related Services,” those services reasonably related to the performance of the audit (e.g., due diligence, disclosure matters, and implementing new accounting guidance) require only General Pre-Approval;

(c)	tax services require Specific Pre-Approval;

(i)	tax avoidance work is not permitted;

(ii)	tax work for executive officers or directors is not permitted;

(e)	all other services require Specific Pre-Approval; and

(f)	prohibited services are not allowed.

22.	Annually establish fee levels or budgeted amounts for services requiring Pre-Approval.

23.	Require the CFO, at the beginning each year, to provide a schedule of considered services to the Committee and the fees for these services will be reviewed at each in-person meeting of the Committee.

Oversight of the Company’s Internal Audit Function

24.

Review and discuss with management and the independent auditor the manner in which the internal audit function is performed by or for the Company, including the staffing of the internal audit function (whether staffed as part of an internal audit department or as an outsourced service), the responsibilities of the persons performing the internal audit function, the scope and frequency of internal audits and budgeting.

25.	Review the appointment and replacement of the senior internal auditing executive, if one be appointed, or of the firm to which the internal audit function has been outsourced, if one be engaged.

26.	Review the significant reports to management prepared by the persons performing the internal audit function, and management’s responses.

27.	At the discretion of the Committee, discuss and review with the internal auditor any of the matters identified in this Charter as included within the authority and responsibility of the Committee.

Annex B

28.	At the discretion of the Committee, include the internal auditor in any of the meetings or sessions held between the Committee and management or the independent auditor.

Compliance Oversight Responsibilities

29.	Obtain annually from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

30.

Obtain advice and assistance from management, the senior person performing the internal audit function and the independent auditors with respect to the conformity of the Company and its subsidiaries with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Obtain quarterly reports from management and the senior person performing the internal audit function regarding the same.

31.	Review quarterly the reports and disclosures of insider and affiliated party transactions in securities of the Company.

32.

Advise the Board with respect to any non-compliance by the Company’s accounting, internal accounting controls and auditing policies and procedures with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics (with respect to financial and accounting matters).

33.

Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

34.

Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

35.

Discuss with the Company’s in-house general counsel and outside legal counsel, if appropriate, legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

36.	Review with management, the internal auditor and the independent auditors the integrity and effectiveness of the Company’s electronic accounting, data processing and management information systems.

General

37.	Have and exercise such other powers, authority and responsibilities as may be determined by the Board.

The responsibilities and duties set forth above are meant to serve as a guide, with the understanding that the Committee may diverge from the specific duties enumerated as necessary or appropriate given the facts and circumstances.

Limitation of Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and are in accordance with generally accepted accounting principles and applicable rule and regulations. These are the responsibilities of management and the independent auditor. In carrying out its oversight responsibilities set forth in this Charter, members of the Committee are not providing expert or special assurance with respect to the Company’s financial statements, or any professional certification as to the work of the independent auditor, including with respect to auditor independence.

NCI BUILDING SYSTEMS, INC.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.	Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold

01 – Norman C. Chambers (term will expire in 2011)	☐	☐

02 – William D. Breedlove (term will expire in 2011)	☐	☐

03 – Phillip J. Hawk (term will expire in 2011)	☐	☐

B.	Ratification of Auditors

1.	The Board of Directors recommends a vote FOR ratification of Ernst & Young LLP for Fiscal 2008.

For	Against	Abstain
☐	☐	☐

C.	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign your name exactly as it appears above. Joint owners must each sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership’s name by an authorized partner or officer.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

PROXY – NCI BUILDING SYSTEMS, INC.

THIS PROXY IS SOLICITED BY THE NCI BUILDING SYSTEMS, INC. BOARD OF DIRECTORS.

Proxy for Annual Meeting of Stockholders

March 6, 2008 – 10:00 A.M.

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby appoint(s) Norman C. Chambers and Todd R. Moore with or without others, proxies with full power of substitution and resubstitution to vote all shares of common stock that the share owner(s) would be entitled to vote at the Annual Meeting of Stockholders of NCI Building Systems, Inc. (the “Company”), to be held on Thursday, March 6, 2008 at 10:00 a.m., local time, at the NCI Conference Center located at 7313 Fairview, Houston, Texas 77041, and at any reconvened meeting following any adjournment or postponement thereof, as follows on the reverse side. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated January 25, 2008 is hereby acknowledged.

This Proxy is to be voted as specified on the reverse side. If no specification is made, this Proxy is to be voted FOR the nominees listed in Item A and FOR ratification of Ernst & Young LLP for fiscal 2008 and IN THE DISCRETION OF THE PROXIES upon such other business as may properly come before the meeting.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.